EXHIBIT 10.52

Agreement of Sale and Purchase dated as of November 16, 2006 among

Golf Course Partners, Ltd.,

EAGL Mansfield, L.P.,

Evergreen Alliance Golf Limited, L.P.,

Westbrook EAGL Parent, L.L.C.

and CNL Income Partners, LP

AGREEMENT OF SALE AND PURCHASE

among

GOLF COURSE PARTNERS, LTD.,

a Texas limited partnership (“Lake Seller”)

EAGL MANSFIELD, L.P.,

a Delaware limited partnership (“Mansfield Seller”)

EVERGREEEN ALLIANCE GOLF LIMITED, L.P.,

a Delaware limited partnership (“EAGL”) and

collectively “Seller”

and

WESTBROOK EAGL PARENT, L.L.C.,

A Delaware limited liability company (“EAGL Parent”)

and

CNL INCOME PARTNERS, LP

a Delaware limited partnership

“Buyer”

with Escrow Instructions for

The Talon Group, a division of First American Title Insurance Company,

as Escrow Agent

-i-

-ii-

-iii-

AGREEMENT OF SALE AND PURCHASE

THIS AGREEMENT OF SALE AND PURCHASE (this “Agreement”), dated as of November 16, 2006, is among GOLF COURSE PARTNERS, LTD., a Texas limited partnership (“Lake Seller”), EAGL MANSFIELD, L.P., a Delaware limited partnership (“Mansfield Seller”), EVERGREEN ALLIANCE GOLF LIMITED, L.P., a Delaware limited partnership (“EAGL”) (collectively, “Seller”), and WESTBROOK EAGL PARENT, L.L.C., a Delaware limited liability company (“EAGL Parent”) and CNL INCOME PARTNERS, LP, a Delaware limited partnership (“Buyer”).

RECITALS

WHEREAS, Lake Seller is the concessionaire for real property located in Lewisville, Texas, commonly known as Lake Park Golf Club (“Lake Park Golf Club”), and more particularly described in Exhibit A-1 attached hereto (the “Lake Land”). The Lake Land is currently improved with an 18-hole daily fee golf course, clubhouse, event pavilion, maintenance building, cart barn and other improvements; and

WHEREAS, Mansfield Seller is the lessee for certain real property located in Mansfield, Texas, commonly known as “Mansfield National Golf Club” (“Mansfield National Golf Club”), and more particularly described in Exhibit A-2 attached hereto (the “Mansfield Land”). The Mansfield Land is currently improved with an 18-hole daily fee golf course, clubhouse, events facility, maintenance building, cart barn and other improvements;

WHEREAS, EAGL is the owner of (i) one hundred percent (100%) of the limited liability company interest (the “Cowboys GP Interest”) in Grapevine Golf, L.L.C. (the “Cowboys GP”), which owns a one-tenth percent (.1%) partnership interests in Grapevine Golf Club, L.P., and (ii) a 47.4 % limited partnership interest in Grapevine Golf Club, L.P. (the “Cowboys LP Interest” and collectively with the Cowboys GP Interest, the “Cowboys Ownership Interests”).

WHEREAS, Seller desires to sell and assign the Property (as defined herein) and the Cowboys Ownership Interests to Buyer, and Buyer desires to purchase the Property and the Cowboys Ownership Interests from Seller, all upon and subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1 - CERTAIN DEFINITIONS

Section 1.1 Definitions. The parties hereby agree that the following terms shall have the meanings hereinafter set forth, such definitions to be applicable equally to the singular and plural forms, and to the masculine and feminine forms, of such terms:

1.1.1 “Affiliate” shall mean the any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Buyer or Seller, as the case may be. For the purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

1.1.2 “Applicable Laws” shall mean (i) all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Entity, stock exchange, board of fire underwriters and similar quasi-governmental authority, and (ii) any judgment, injunction, order or other similar requirement of any court or other adjudicatory authority, in effect at the time in question and in each case to the extent the Person or property in question is subject to the same.

1.1.3 “Army Corps Lease” shall mean that certain document listed on Schedule 1.1.3.

1.1.4 “Assignment and Assumption of Cowboys GP Interest” shall have the meaning ascribed in Section 10.3.8.

1.1.5 “Assignment and Assumption of Cowboys LP Interest” shall have the meaning ascribed in Section 10.3.9.

1.1.6 “Assignment and Assumption of Lake Concession Agreement” shall have the meaning ascribed in Section 10.3.1.

1.1.7 Intentionally Omitted.

1.1.8 “Assignment and Assumption of Mansfield Lease Agreement” shall have the meaning ascribed in Section 10.3.2.

1.1.9 “Assignments and Assumptions of Contracts” shall have the meaning ascribed in Section 10.3.5.

1.1.10 “Bankruptcy Code” shall have the meaning ascribed in Section 7.1(h).

1.1.11 “Bill of Sale and Assignment Agreements” shall have the meaning ascribed in Section 10.3.4.

1.1.12 “Broker” shall mean Secured Capital LLC.

1.1.13 “Broker’s Commission” shall have the meaning ascribed in Section 10.7.

1.1.14 “BSA” shall have the meaning ascribed in Section 8.1(f).

1.1.15 “Business Days” or “business days” shall mean Monday-Friday, unless a nationally recognized banking holiday.

1.1.16 “Buyer’s Indemnity” shall have the meaning ascribed in Section 3.6.2.

1.1.17 “Close Associate” shall have the meaning ascribed in Section 8.1(h).

1.1.18 “Closing” shall have the meaning ascribed in Section 10.2.

1.1.19 “Closing Date” shall mean the date set forth in Section 10.2.

1.1.20 “Closing Statements” shall have the meaning ascribed in Section 10.6.2.

1.1.21 “Code” shall have the meaning ascribed in Section 6.4.

1.1.22 “Contracts” shall mean: (a) the leases, contracts and other agreements pertaining to the ownership, operation, management, maintenance and use with respect to Lake Park Golf Club (the “Lake Contracts”), including without limitation, (i) those set forth in Schedule 1.1.22(a), and (ii) the tournament, banquet, meeting and other advance bookings to be held at the Lake Park Golf Club on or after the Closing Date listed in Schedule 1.1.22(a)(i), and (b) the leases, contracts and other agreements pertaining to the ownership, operation, management, maintenance and use with respect to Mansfield National Golf Club (the “Mansfield Contracts”), including without limitation, (i) those set forth in Schedule 1.1.22(b), and (ii) the tournament, banquet, meeting and other advance bookings to be held at the Mansfield National Golf Club on or after the Closing Date listed in Schedule 1.1.22(b)(i). Contracts shall additionally be deemed to include EAGL cards, annual or other periodic passes, membership agreements, discount programs, trade out agreements and similar agreements (collectively, “Golf Play Agreements”) including, without limitation, those set forth on Schedule 1.1.22(c), and contracts entered into pursuant to Section 9.1.

1.1.23 “Cowboys Contracts” (a) the leases, contracts and other agreements pertaining to the ownership, operation, management, maintenance and use with respect to Cowboys Golf Club, including without limitation, (i) those set forth in Schedule 1.1.23(a), and (ii) the tournament, banquet, meeting and other advance bookings to be held at Cowboys Golf Club on or after the Closing Date listed in Schedule 1.1.23(a)(i).

1.1.24 “Cowboys Golf Club” shall mean that certain property located in Grapevine, Texas commonly known as Cowboys Golf Club.

1.1.25 “Cowboys GP” shall have the meaning set forth in the Recitals.

1.1.26 “Cowboys GP Interest” shall mean the meaning set forth in the Recitals.

1.1.27 “Cowboys LP Interest” shall have the meaning set forth in the Recitals.

1.1.28 “Cowboys Partnership” shall mean Grapevine Golf Club, L.P.

1.1.29 “Cowboys Ownership Interests” shall have the meaning set forth in the Recitals.

1.1.30 “Days” or “days” shall mean calendar days.

1.1.31 “Deposit” shall have the meaning ascribed in Section 3.3.

1.1.32 “Disclosure Items” shall have the meaning ascribed in Section 7.1.

1.1.33 “Due Diligence” shall have the meaning ascribed in Section 4.1.

1.1.34 “Due Diligence Items” shall have the meaning ascribed in Section 4.2.

1.1.35 “Due Diligence Period” shall mean the time period provided for in Section 4.1 of this Agreement.

1.1.36 “EAGL” shall mean Evergreen Alliance Golf Limited, L.P., a Delaware limited partnership.

1.1.37 “EAGL Parent” shall mean Westbrook EAGL Parent, L.L.C., a Delaware limited liability company.

1.1.38 “Effluent Discharge Rights” shall mean the Lake Effluent Discharge Rights and Mansfield Effluent Discharge Rights.

1.1.39 “Effective Date” shall mean November 16, 2006, 2006.

1.1.40 “Environmental Claims” shall mean all claims for reimbursement, remediation, abatement, removal, clean up, contribution, personal injury, property damage or damage to natural resources made by any Governmental Entity or other Person arising from or in connection with the (i) presence or actual or potential spill, leak, emission, discharge or release of any Hazardous Substances over, on, in, under or from the Real Property, or (ii) violation of any Environmental Laws with respect to the Real Property or any portion thereof.

1.1.41 “Environmental Laws” means all federal, state and local environmental laws, rules, statutes, directives, binding written interpretations, binding written policies, ordinances and regulations issued by any Governmental Entity and in effect as of the date of this Agreement with respect to or which otherwise pertain to or affect the Land or the Improvements, or any portion thereof, the use, ownership, occupancy or operation of the Land or the Improvements, or any portion thereof, or any owner of the Land, and as same have been amended, modified or supplemented from time to time prior to the date of this Agreement, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the

Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), the Superfund Amendment Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), comparable state and local laws, and any and all rules and regulations which have become effective prior to the date of this Agreement under any and all of the aforementioned laws.

1.1.42 “Escrow Agent” shall mean The Talon Group, a division of First American Title Insurance Company, Attention: Michael Moore.

1.1.43 “Excluded EAGL Entities and Interests” shall mean (i) Excluded Property Records with regard to EAGL and (ii) Golf Course Partners, Ltd., EAGL Mansfield, L.P., EAGL Mansfield GP, LLC, EAGL Tregaron, L.P., EAGL Tregaron GP, LLC, Golf Beverages, Inc., EAGL Acquisition Holdings, L.P. and EAGL Acquisition GP, LLC (collectively, the “Excluded Entities”).

1.1.44 “Excluded Property” shall mean (i) Seller’s Excluded Property Records (but copies of all such non-proprietary books and records needed by Buyer in connection with its post-Closing operations of the Property will be provided to Buyer, (ii) Seller’s cash (whether held by Seller or Seller’s Affiliates), (iii) Seller’s utility deposits, (iv) Seller’s certificates of deposit, (v) Seller’s name(s) and logo(s), but not the Marks and Logos (vi) all product and service warranties and guaranties to the extent relating to the period on or before the Closing, (vii) all rights and benefits under the Contracts to the extent relating to the period on or before the Closing, and (viii) other items described on Schedule 1.1.44 attached hereto.

1.1.45 “Excluded Property Records” shall have the meaning ascribed in Section 4.4.

1.1.46 “Existing Surveys” shall mean those certain existing surveys of the Land and Improvements more particularly described on Exhibit C attached hereto.

1.1.47 “Fund IV Asset Purchase Agreement” shall mean that certain Agreement of Purchase and Sale between Buyer and FUND IV EAGL CANYON SPRINGS, L.P.; EAGL FUND IV CANYON SPRINGS LESSEE, L.P.; FUND IV EAGL CINCO RANCH, L.P.; EAGL FUND IV CINCO RANCH LESSEE, L.P.; FUND IV EAGL FOSSIL CREEK, L.P.; EAGL FUND IV FOSSIL CREEK LESSEE, L.P.; FUND IV EAGL PLANTATION, L.P.; EAGL FUND IV PLANTATION RESORT LESSEE, L.P.; FUND IV EAGL CLEAR CREEK, L.P. and EAGL FUND IV CLEAR CREEK LESSEE, L.P.

1.1.48 “Fund III Entity Purchase Agreement” shall mean that certain Agreement of Sale and Purchase (Limited Liability Company Interests) between Premier and Westbrook EAGL Parent and EAGL GP, L.L.C.

1.1.49 “Golf Clubs” shall mean collectively, Lake Park Golf Club and Mansfield National Golf Club.

1.1.50 “Goods and Inventory” shall mean the Lake Goods and Inventory and the Mansfield Goods and Inventory.

1.1.51 “Governmental Entity” means the various governmental and quasi- governmental bodies or agencies having jurisdiction over Seller, the Real Property or any portion thereof.

1.1.52 “Hazardous Materials” means any pollutants, contaminants, hazardous or toxic substances, materials or wastes (including petroleum, petroleum by-products, radon, asbestos and asbestos containing materials, polychlorinated biphenyls (“PCBs”), PCB-containing equipment, radioactive elements, infectious agents, and urea formaldehyde), as such terms are used in any Environmental Laws (excluding solvents, cleaning fluids and other lawful substances stored and used in the ordinary operation and maintenance of the Land.

1.1.53 “Immediate Family Member” shall have the meaning ascribed in Section 8.1(h).

1.1.54 “Improvements” shall mean the Lake Improvements and the Mansfield Improvements.

1.1.55 “Independent Consideration” shall have the meaning ascribed in Section 3.4.

1.1.56 “Intangible Personal Property” shall mean the Lake Intangible Personal Property and the Mansfield Intangible Personal Property.

1.1.57 “Interim Liquor Management Agreement” shall have the meaning ascribed in Section 9.2.3.

1.1.58 “Lake Contracts” shall have the meaning ascribed in Section 1.1.22.

1.1.59 “Lake Effluent Discharge Rights” shall have the meaning ascribed in Section 2.1.5.

1.1.60 “Lake Goods and Inventory” shall have the meaning ascribed in Section 2.1.3(b).

1.1.61 “Lake Intangible Personal Property” shall have the meaning ascribed in Section 2.1.4.

1.1.62 “Lake Land” shall have the meaning ascribed in the Recitals.

1.1.63 “Lake Concession Agreement” shall have the meaning ascribed in Section 2.1.1.

1.1.64 “Lake Personal Property” shall mean the Lake Tangible Personal Property and the Lake Intangible Personal Property.

1.1.65 “Lake Property” shall have the meaning ascribed in Section 2.1.

1.1.66 “Lake Park Golf Club” shall have the meaning ascribed in the Recitals.

1.1.67 “Lake Seller” shall have the meaning ascribed in the Recitals.

1.1.68 “Lake Tangible Personal Property” shall have the meaning ascribed in Section 2.1.3.

1.1.69 “Lake Water Rights” shall have the meaning ascribed in Section 2.1.2.

1.1.70 “Land” shall mean the Lake Land and the Mansfield Land.

1.1.71 “Liability” shall mean any liability, obligation, damage, loss, diminution in value, cost or expense of any kind or nature whatsoever, whether accrued or unaccrued, actual or contingent, known or unknown, foreseen or unforeseen and “Liabilities” has a corresponding meaning.

1.1.72 “Licensee Parties” shall mean those authorized agents, contractors, consultants and representatives of Buyer who shall inspect, investigate, test or evaluate the Property on behalf of Buyer in accordance with this Agreement.

1.1.73 “Licenses and Permits” shall have the meaning ascribed in Section 4.2(a).

1.1.74 “Mansfield Contracts” shall have the meaning ascribed in Section 1.1.22.

1.1.75 Intentionally Omitted.

1.1.76 “Mansfield Effluent Discharge Rights” shall have the meaning ascribed in Section 2.2.5.

1.1.77 “Mansfield Goods and Inventory” shall have the meaning ascribed in Section 2.2.3(b).

1.1.78 “Mansfield Intangible Personal Property” shall have the meaning ascribed in Section 2.2.4.

1.1.79 “Mansfield Land” shall have the meaning ascribed in the Recitals.

1.1.80 “Mansfield Lease Agreement” shall have the meaning ascribed in Section 2.2.1.

1.1.81 “Mansfield Personal Property” shall mean the Mansfield Tangible Personal Property and the Mansfield Intangible Personal Property.

1.1.82 “Mansfield Property” shall have the meaning ascribed in Section 2.2.

1.1.83 “Mansfield National Golf Club” shall have the meaning ascribed in the Recitals.

1.1.84 “Mansfield Seller” shall have the meaning ascribed in the Recitals.

1.1.85 “Mansfield Tangible Personal Property” shall have the meaning ascribed in Section 2.2.3.

1.1.86 “Mansfield Water Rights” shall have the meaning ascribed in Section 2.2.2.

1.1.87 “Marks and Logos” shall mean the Lake Marks and Logos and the Mansfield Marks and Logos.

1.1.88 “OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

1.1.89 “OFAC List” shall mean any list of prohibited countries, individuals, organizations and entities that is administered or maintained by OFAC, including: (i) Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), any related enabling legislation or any other similar executive orders, (ii) the List of Specially Designated Nationals and Blocked Persons maintained by OFAC, and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, or (iii) a “Designated National” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515.

1.1.90 “Ordinary Course of Business” shall mean the ordinary course of business consistent with the Seller’s past custom and practice for the Property, taking into account the facts and circumstances in existence from time to time.

1.1.91 “Patriot Act” shall have the meaning ascribed in Section 8.1(f).

1.1.92 “Permitted Encumbrances” shall have the meaning ascribed in Section 5.2.

1.1.93 “Permitted Outside Parties” shall have the meaning ascribed in Section 4.7.

1.1.94 “Person” shall mean any natural person, firm, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Entity or other legal entity, in each case whether in its own or a representative capacity.

1.1.95 “Personal Property” shall mean the Tangible Personal Property and the Intangible Personal Property.

1.1.96 “Premier” shall mean Premier Golf Management, Inc.

1.1.97 “Property” shall have the meaning ascribed in Article 2.

1.1.98 “Property Manager” shall mean EAGL.

1.1.99 “Property Seller” shall mean Lake Seller and Mansfield Seller.

1.1.100 “Proration Items” shall have the meaning ascribed in Section 10.6.1.

1.1.101 “Proration Time” shall have the meaning ascribed in Section 10.6.1.

1.1.102 “Purchase Price” shall have the meaning ascribed in Section 3.2.

1.1.103 “Real Property” shall mean the Lake Real Property and the Mansfield Real Property.

1.1.104 “Reporting Person” shall have the meaning ascribed in Section 6.4(a).

1.1.105 “Seller’s Indemnity” shall have the meaning ascribed in Section 3.6.1.

1.1.106 “Seller’s Receivables” shall have the meaning ascribed in Section 10.6.1(g).

1.1.107 “Property Seller’s Knowledge” shall have the meaning ascribed in Section 7.3.

1.1.108 “Senior Foreign Political Figure” shall have the meaning ascribed in Section 8.1(h).

1.1.109 “Survey” shall have the meaning ascribed in Section 5.1.

1.1.110 “Survey Defects” shall have the meaning ascribed in Section 5.1.

1.1.111 “Tangible Personal Property” shall mean the Lake Tangible Personal Property and the Mansfield Tangible Personal Property.

1.1.112 “Taxes” shall mean any federal, state, local or foreign, personal property, sales, use, excise or similar taxes, assessments, levies, charges or fees imposed by any Governmental Entity on the Seller with respect to the Property or the operation of the Golf Clubs including, without limitation, any interest, penalty or fine with respect thereto, but expressly excluding any (i) federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax, or (ii) transfer, documentary stamp, recording or similar tax, levy, charge or fee incurred with respect to the transactions described in this Agreement.

1.1.113 “Third Party Estoppels” shall have the meaning ascribed in Section 10.9.

1.1.114 “Title Commitments” shall have the meaning ascribed in Section 5.1.

1.1.115 “Title Company” shall mean The Talon Group, a division of First American Title Insurance Company, Attention: Michael Moore.

1.1.116 “Title Documents” shall have the meaning ascribed in Section 5.1.

1.1.117 “Title Exceptions” shall have the meaning ascribed in Section 5.2.

1.1.118 “Title Notice” shall have the meaning ascribed in Section 5.2.

1.1.119 “Title Objections” shall have the meaning ascribed in Section 5.2.

1.1.120 “Title Policies” shall have the meaning ascribed in Section 5.3.

1.1.121 “Unpermitted Title Exceptions” shall have the meaning ascribed in Section 5.2.

1.1.122 “Water Rights” shall mean the Lake Water Rights and the Mansfield Water Rights.

Section 1.2 Rules of Construction. Article and Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement. All references to “Article” or “Sections” without reference to a document other than this Agreement, are intended to designate articles and sections of this Agreement, and the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Article or Section, unless specifically designated otherwise. The use of the term “including” shall mean in all cases “including but not limited to,” unless specifically designated otherwise. No rules of construction against the drafter of this Agreement shall apply in any interpretation or enforcement of this Agreement, any documents or certificates executed pursuant hereto, or any provisions of any of the foregoing.

ARTICLE 2 – THE PROPERTY

The property to be purchased and sold pursuant to this Agreement is (i) the Cowboys Ownership interests, and (ii) all of the following property (the property listed in Sections 2.1 and 2.2 is collectively the “Property”),:

Section 2.1 Lake Park Golf Club. The following property described in this Section 2.5 which is collectively referred to herein as the “Lake Property.”

2.1.1 Concession Agreement. Lake Seller’s right, title and interest as concessionaire under the Lake Concession Agreement. As used herein, the term “Lake Concession Agreement” shall mean the documents listed on Schedule 2.1.1.

2.1.2 Buildings and Other Improvements/Fixtures. All of Seller’s right, title and interest in existing buildings, structures and other improvements located upon the Lake Land, including: a clubhouse building, a maintenance facility, an 18-hole golf course, landscaping, irrigation system, parking facilities, and all other improvements located on the Lake Land (collectively the “Lake Improvements”) and all fixtures attached to and forming a part of the Lake Land, other than those which constitute Lake Improvements (collectively, the “Lake Fixtures”); provided, however, Seller’s right, title and interest in the Lake Improvements and Lake Fixtures are subject to the provisions of the Lake Concession Agreement and the Army Corps Lease and the rights and interests of the City of Lewisville, Texas and the Army Corps of Engineers.

2.1.3 Water Rights. All right, title and interest of Lake Seller in and to all water rights, appropriative rights, water allocations and water stock associated with irrigating and/or draining Lake Park Golf Club, including, without limitation, under the Lake Water Documents, to the extent the same are assignable (collectively, the “Lake Water Rights”).

2.1.4 Tangible Personal Property. All tangible personal property owned by Lake Seller located on or used solely in the operation, maintenance, repair or ownership of the Lake Park Golf Club, including, without limitation, the following to the extent owned by Lake Seller and located on and used in the operation, maintenance, repair, or ownership of the Lake Land (collectively referred to herein as the “Lake Tangible Personal Property”; provided, however, that the Lake Personal Property shall not include any Excluded Property):

(a) All furniture, furnishings, machinery, tools, repair parts, goods, supplies, televisions, communications equipment, kitchen utensils, linen, glassware, china, appliances, gasoline and lubricants, fertilizer, seed, sand, chemicals, irrigation parts and supplies; and

(b) All food and beverage items (excluding liquor, wine and beer), consumable supplies and inventories of every kind of nature and all professional shop merchandise, goods and inventory (the “Lake Goods and Inventory”) and further including the personal property described in Exhibit B-1.

2.1.5 Intangible Personal Property. To the extent transferable, all of Lake Seller’s right, title and interest in the intangible personal property appurtenant to the ownership, operation and use of Lake Park Golf Club including, without limitation, Lake Seller’s right, title and interest in the following to the extent transferable and appurtenant to the ownership, operation and use of Lake Park Golf Club (collectively referred to herein as the “Lake Intangible Personal Property”; provided however, that the Lake Intangible Personal Property shall not include any Excluded Property):

(a) All Lake Licenses and Permits;

(b) All plans and specifications, blue prints, architectural plans, golf course designs, engineering drawings and similar items;

(c) All surveys, topographical surveys and environmental and soils reports;

(d) All software licenses, telephone number listings in directories, customer files, guest lists, credit records, labels, promotional literature and security codes.

(e) All proprietary rights Lake Seller may have with respect to the use of the name “Lake Park Golf Club” and any variations thereof, including course-specific, stand-alone internet sites and domain names;

(f) Tradenames, trademarks, service marks, and logos with respect to the name “Lake Park Golf Club” and “Lake Park Executive Course” (the “Lake Marks and Logos”);

(g) The Lake Contracts; and

(h) All product and service warranties and guaranties to the extent relating to the period after Closing.

2.1.6 Effluent Discharge Rights. All right, title and interest of Seller, if any, in all rights to discharge effluent to a water of a State or the United States in connection with the operation of the Lake Park Golf Club (the “Lake Effluent Discharge Rights”).

2.1.7 Appurtenances. All right, title and interest of Lake Seller, if any, in and to all appurtenances, hereditaments, easements, reversionary rights, and all other rights, privileges and entitlements belonging to or running with the Lake Land (collectively the “Lake Appurtenances”).

Section 2.2 Mansfield National Golf Club. The following property described in this Section 2.5 which is collectively referred to herein as the “Mansfield Property.”

2.2.1 Lease Agreement. Mansfield Seller’s right, title and interest as lessee under the Mansfield Lease Agreement. As used herein, the term “Mansfield Lease Agreement” shall mean the documents listed on Schedule 2.2.1.

2.2.2 Buildings and Other Improvements/Fixtures. All of Seller’s right, title and interest in existing buildings, structures and other improvements located upon the Mansfield Land, including: a clubhouse building, a maintenance facility, an 18-hole golf course, landscaping, irrigation system, parking facilities, and all other improvements located on the Mansfield Land (collectively the “Mansfield Improvements”) and all fixtures attached to and forming a part of the Mansfield Land, other than those which constitute Mansfield Improvements (collectively, the “Mansfield Fixtures”); provided, however, that all of Seller’s right, title and interest in the Mansfield Improvements and Mansfield Fixtures are subject to the provisions of the Mansfield Lease Agreement and the rights and interests of the City of Mansfield, Texas and the Mansfield Park Facilities Development Corporation.

2.2.3 Water Rights. All right, title and interest of Mansfield Seller in and to all water rights, appropriative rights, water allocations and water stock associated with irrigating and/or draining Mansfield National Golf Club, including, without limitation, under the Mansfield Water Documents, to the extent the same are assignable (collectively, the “Mansfield Water Rights”).

2.2.4 Tangible Personal Property. All tangible personal property owned by Mansfield Seller located on or used solely in the operation, maintenance, repair or ownership of the Mansfield National Golf Club, including, without limitation, the following to the extent owned by Mansfield Seller and located on and used in the operation, maintenance, repair, or ownership of the Mansfield Land (collectively referred to herein as the “Mansfield Tangible Personal Property”; provided, however, that the Mansfield Personal Property shall not include any Excluded Property):

(a) All furniture, furnishings, machinery, tools, repair parts, goods, supplies, televisions, communications equipment, kitchen utensils, linen, glassware, china, appliances, gasoline and lubricants, fertilizer, seed, sand, chemicals, irrigation parts and supplies; and

(b) All food and beverage items (excluding liquor, wine and beer), consumable supplies and inventories of every kind of nature and all professional shop merchandise, goods and inventory (the “Mansfield Goods and Inventory”) and further including the personal property described in Exhibit B-2.

2.2.5 Intangible Personal Property. To the extent transferable, all of Mansfield Seller’s right, title and interest in the intangible personal property appurtenant to the ownership, operation and use of Mansfield National Golf Club including, without limitation, Mansfield Seller’s right, title and interest in the following to the extent transferable and appurtenant to the ownership, operation and use of Mansfield National Golf Club (collectively referred to herein as the “Mansfield Intangible Personal Property”; provided however, that the Mansfield Intangible Personal Property shall not include any Excluded Property):

(a) All Mansfield Licenses and Permits;

(b) All plans and specifications, blue prints, architectural plans, golf course designs, engineering drawings and similar items;

(c) All surveys, topographical surveys and environmental and soils reports;

(d) All software licenses, telephone number listings in directories, customer files, guest lists, credit records, labels, promotional literature and security codes.

(e) All proprietary rights Mansfield Seller may have with respect to the use of the name “Mansfield National Golf Club” and any variations thereof, including course-specific, stand-alone internet sites and domain names;

(f) Tradenames, trademarks, service marks, and logos with respect to the name “Mansfield National Golf Club” (the “Mansfield Marks and Logos”) and any rights under any licenses held by Seller with regard to the Mansfield Marks and Logos;

(g) The Mansfield Contracts; and

(h) All product and service warranties and guaranties to the extent relating to the period after Closing.

2.2.6 Effluent Discharge Rights. All right, title and interest of Seller, if any, in all rights to discharge effluent to a water of a State or the United States in connection with the operation of the Mansfield National Golf Club (the “Mansfield Effluent Discharge Rights”).

2.2.7 Appurtenances. All right, title and interest of Mansfield Seller, if any, in and to all appurtenances, hereditaments, easements, reversionary rights, and all other rights, privileges and entitlements belonging to or running with the Mansfield Land (collectively the “Mansfield Appurtenances”).

ARTICLE 3 - AGREEMENT OF PURCHASE AND SALE; PURCHASE PRICE

Section 3.1 Agreement of Purchase and Sale. Seller agrees to sell, transfer, assign and convey to Buyer, and Buyer agrees to purchase, accept and assume subject to the terms and conditions stated herein, all of Seller’s right, title and interest in and to the Property and the Cowboys Ownership Interests.

Section 3.2 Purchase Price. Buyer shall pay Seller the purchase price of TWENTY FOUR MILLION SIX HUNDRED FIFTY-FOUR THOUSAND and NO/100 Dollars ($24,654,000.00), as adjusted by the Proration Items in Section 10.6 (“Purchase Price”) at Closing. The Purchase Price and such other funds as may be necessary to pay Buyer’s expenses hereunder, subject to closing adjustments, shall be deposited with the Escrow Agent on or before the Closing Date in accordance with this Agreement and shall be paid to Seller in accordance with Article 10 hereof.

Section 3.3 Deposit. Within three (3) business days after this Agreement is executed by Buyer and Seller, Buyer shall deposit via wire transfer the sum of ONE MILLION NINE HUNDRED NINETY-NINE THOUSAND NINE HUNDRED and NO/100 Dollars ($1,999,900.00) in immediately available funds as a deposit (the “Deposit”) with Escrow Agent whose address is as indicated in Section 11.3. The Deposit shall be non-refundable except as provided in Sections 3.8, 4.8, 4.10, 5.2, 6.1, 7.2 and 11.2 and shall be held and delivered by Escrow Agent in accordance with the provisions of Article 6. Interest earned on the Deposit shall be considered part of the Deposit and shall be deemed to have been earned by, and constitute income of, Buyer. Except as otherwise expressly set forth herein, the Deposit shall be applied against the Purchase Price on the Closing Date.

Section 3.4 Independent Consideration. Contemporaneously with the execution and delivery of this Agreement, Buyer has paid to Seller as further consideration for this Agreement, in cash, the sum of One Hundred Dollars ($100.00) (the “Independent Consideration”), in addition to the Deposit and the Purchase Price and independent of any other consideration provided hereunder, which Independent Consideration is fully earned by Seller and is non-refundable under any circumstances.

Section 3.5 Indivisible Economic Package. Buyer has no right to purchase, and Seller has no obligation to sell, less than all of the Property, it being the express agreement and understanding of Buyer and Seller that, as a material inducement to Seller and Buyer to enter into this Agreement, Buyer has agreed to purchase, and Seller has agreed to sell, all of the Property, subject to and in accordance with the terms and conditions hereof.

Section 3.6 Assumption of Obligations/Retained Liabilities/Assumed Liabilities.

Section 3.6.1 Retained Liabilities. At Closing, the Seller shall retain all Liabilities for, and the Buyer shall not have any Liability concerning, (i) any Liabilities under the Contracts, the Lake Concession Agreement, the Mansfield Lease Agreement, Intangible Personal Property, Water Rights, Effluent Discharge Rights, Licenses and Permits and Permitted Exceptions which have arisen or accrued and pertain to the period prior to the Closing Date, including, without limitation, the Liability for the payment of any amounts due and payable or accrued but not yet due or payable prior to the Closing Date under the Contracts, and Licenses and Permits, except to the extent the Buyer receives a credit for such Liabilities under Section 10.6 (in which case Buyer would assume such Liability or Liabilities, only to the extent of such credit), (ii) the payment of all Taxes and ad valorem or property taxes due and payable or accrued but not yet paid prior to the Closing Date, except to the extent the Buyer has received a credit for such Taxes and ad valorem or property taxes under Section 10.6 (in which case Buyer would assume such Liability or Liabilities, only to the extent of such credit), (iii) any claim for personal injury to a Person or to a Person’s property (but not to the Property) which is based on any event which occurred at the Real Property prior to the Closing Date and (iv) Liabilities related to breaches of the representations and warranties contained in Sections 7.1 and 7.2 (collectively, the “Retained Liabilities”); provided, however, with the express exception of clause (iv) above, the Retained Liabilities shall not in any manner include matters related to the physical, environmental or legal compliance of the Property. Seller hereby indemnifies, saves, pays, insures and holds Buyer harmless from and against all Liabilities (including, but not limited to, reasonable attorneys’ fees and expenses) asserted against or incurred by Buyer and arising out of the Retained Liabilities, which shall include, without limitation the pending sales tax audit disclosed on Schedule 7.1(j) (the “Seller’s Indemnity”); provided, however, the Seller’s Indemnity with respect to clause (iv) above shall be limited by the threshold and limits on liability set forth in Section 7.3 and the Seller’s Indemnity with respect to clause (iv) above for representations and warranties under Section 7.2 shall be the obligation of EAGL Parent and not Seller.

Section 3.6.2 Assumed Liabilities. At Closing, the Buyer shall assume and the Seller shall not have any Liability concerning (i) all Liabilities under the Contracts, the

Lake Concession Agreement, Mansfield Lease Agreement, Intangible Personal Property, Water Rights, Effluent Discharge Rights, Licenses and Permits and Permitted Encumbrances for the period on and after the Closing Date, (ii) the payment of Taxes and ad valorem or property taxes for the period on or after the Closing Date, (iii) all obligations and Liabilities pursuant to any items disclosed by Seller pursuant to Article 7, except for the matters described in Schedule 7.1(d) and 7.1(j) (which exception includes, without limitation, the pending sales tax audit disclosed on Schedule 7.1 [j]) and (iv) all obligations and Liabilities related to the physical, environmental and legal compliance condition of the Property, regardless of whether such obligations or Liabilities arise before, on or after the Closing Date (collectively, the “Assumed Liabilities”). Buyer hereby indemnifies, saves, pays, insures and holds Seller harmless from and against all Liabilities (including, but not limited to, reasonable attorneys’ fees and expenses) asserted against or incurred by Seller and arising out of the Assumed Liabilities or the failure of Buyer to perform its obligations under this Section 3.6.2 (the “Buyer’s Indemnity”).

The rights and obligations of the Seller, EAGL Parent and Buyer under this Section 3.6 shall survive the Closing.

Section 3.7 Right of First Purchase. Intentionally Omitted.

Section 3.8 Termination of or default under Fund IV Asset Purchase Agreement, and/or the Fund III Entity Purchase Agreement. In the event that Buyer or Premier, as applicable, (i) fails to execute the Fund III Entity Purchase Agreement and the Fund IV Asset Purchase Agreement on or before the expiration of ten (10) days following the Effective Date, or (ii) for any reason, terminates or is in default under any of the Fund III Entity Purchase Agreement or the Fund IV Asset Purchase Agreement, Seller may, in its sole discretion, elect to terminate this Agreement within seven (7) Business Days of such termination or default (whichever is later), and upon such termination by Seller, the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except as provided in Sections 4.5, 4.6, 4.7, 10.7 and 11.11; provided, however, Seller hereby agrees that upon a termination of the Fund III Entity Purchase Agreement by Seller due to a default by Premier thereunder, Buyer, or an Affiliate of Buyer, or any third party designated by Buyer, may assume Premier’s rights and obligations thereunder, and Seller hereby consents to same. In the event that the seller defaults in its closing obligations under the Fund III Entity Purchase Agreement, which default results in a termination of the Fund III Entity Purchase Agreement by Premier, such default shall be a Material Default hereunder and Buyer may, in its sole discretion, elect to terminate this Agreement and upon such termination, Buyer shall have all rights and remedies available to Buyer for a Material Default as provided under Section 6.1 hereof.

Section 3.9 Certain Assets To Premier. Buyer may elect, at its sole discretion, to have any portion of the Property conveyed or assigned, as applicable, to Premier, or its permitted assignee, by providing written notice to Seller at least three (3) days prior to the Closing Date.

Section 3.10 Additional EAGL Conveyances. In addition to transfer of the Cowboys Ownership Interests as described herein, EAGL agrees to convey or assign to Buyer certain assets owned by or agreements entered into by EAGL to be identified by Buyer at least five (5)

days prior to the Closing Date (the “EAGL Assets/Contracts”); provided, however, the EAGL Assets/Contracts may not include the Excluded EAGL Entities and Interests or any assets of or agreements entered into by the Excluded Entities. The EAGL Assets/Contracts shall be conveyed or assigned, as applicable, by EAGL and accepted or assumed, as applicable, by Buyer, at the Closing in accordance with Article 10 with the conveyance documents to be in substantially the same form as the Bill of Sale and Assignment Agreement and the Assignment and Assumption of Contracts, as applicable. In the event of a termination of this Agreement, EAGL’s obligations hereunder shall also terminate and be of no further force and effect. The EAGL Assets/Contracts shall be included in the “Property” for purposes of the representations and warranties made by Seller in Section 7.1(m) hereof and in Section 7.1(l).

ARTICLE 4 - BUYER’S DUE DILIGENCE/CONDITION OF THE PROPERTY

Section 4.1 Buyer’s Inspections and Due Diligence. Buyer acknowledges that commencing on the Effective Date and continuing for a period which will expire at 11:59 p.m. Eastern Standard Time on the Closing Date (the “Due Diligence Period”), Buyer shall conduct its examinations, inspections, testing, studies and investigations of the Property and Cowboys Ownership Interests, information regarding the Property and the Cowboys Ownership Interests and such documents applicable to the Property and the Cowboys Ownership Interests, including, without limitation, the documents that Seller delivers or makes available, as set forth in Section 4.2 below (collectively, the “Due Diligence”). In addition, the Buyer shall have the right, but not the obligation, to contact (i) any Governmental Entity as it may elect in connection with this transaction including, without limitation, City of Lewisville, City of Mansfield and the Army Corps of Engineers, (ii) owner’s associations, club members or club membership board, if applicable and as appropriate; provided, however, that for contact under clauses (i) and (ii) above, Buyer shall have first given Seller forty-eight (48) hours advance notice, and Seller shall have the opportunity to have a representative present during any such communication. Except for any limitations as may be imposed by Section 4.5 below, Buyer may conduct such due diligence activities, inspections, and studies of the Property and the Cowboys Ownership Interests as it deems necessary or appropriate, and examine and investigate to its full satisfaction all facts, circumstances, and matters relating to the Property and the Cowboys Ownership Interests (including the physical condition and use, availability and adequacy of utilities, access, zoning, compliance with applicable laws, environmental conditions, engineering and structural matters), title and survey matters, and any other matters it deems necessary or appropriate for purposes of consummating this transaction. The Due Diligence shall be at Buyer’s sole cost and expense. Seller shall reasonably assist Buyer in obtaining third party consents or approvals related to this transaction.

Section 4.2 Delivery Period. On or before seven (7) business days after the Effective Date, Seller shall deliver to Buyer (except as noted below), the following (collectively, the “Due Diligence Items”):

(a) A copy of all certificates of occupancy, licenses, permits and approvals issued by any Governmental Entity to the extent such are in Seller’s possession or control with respect to Lake Park Golf Club (the “Lake Licenses and Permits”) and Mansfield National Golf Club (the “Mansfield Licenses and Permits”) (collectively the “Licenses and Permits”). A list of the Licenses and Permits is attached hereto as Schedule 4.2(a).

(b) A copy of the liquor licenses in Seller’s possession or control with respect to Lake Park Golf Club (the “Lake Liquor Licenses”) and Mansfield National Golf Club (the “Mansfield Liquor Licenses”) (collectively the “Liquor Licenses”). A list of the Liquor Licenses is attached hereto as Schedule 4.2(b).

(c) A copy of the Mansfield Lease Agreement and all amendments and modifications thereto.

(d) A copy of the Mansfield Development Agreement and all amendments and modifications thereto.

(e) A copy of the Lake Concession Agreement and all amendments and modifications thereto.

(f) A copy of the Army Corps Lease and all amendments and modifications thereto.

(g) A copy of the Contracts listed on Schedule 1.1.22(a), Schedule 1.1.22(b) and Schedule 1.1.22(c).

(h) A copy of all documents, agreements and permits in Seller’s possession or control relating to the supply of irrigation water to the Lake Park Golf Club (the “Lake Water Documents”) and Mansfield National Golf Club (the “Mansfield Water Documents”) (collectively the “Water Documents”).

(i) A copy of the Existing Surveys.

(j) A copy of any existing title insurance policies and pending commitments of title insurance and endorsements, together with copies of exemption documents and instruments relating to the Real Property in Seller’s possession or control.

(k) A copy of the most recent real estate tax statements with respect to the Real Property and any notices of appraised value of the Real Property.

(l) To the extent they are in Seller’s possession or control, Seller shall make available at the corporate office of Property Manager or at the individual Club(s), a copy of all plans and specifications, blue prints, architectural plans, golf course designs or drawings, engineering drawings and similar items relating to the Real Property.

(m) A copy of all environmental and soil reports relating to the Real Property and in Seller’s possession or control.

(n) A copy of the (i) certificate of limited partnership of Grapevine Golf Club, L.P. (“Cowboys Owner”), (ii) Cowboys LP Agreement, (iii) certificate of formation for the Cowboys GP and (iv) the limited liability company agreement of the Cowboys GP.

(o) A copy of the Cowboys Contracts.

(p) Such other information (other than the Excluded Property Records defined below) as is reasonably requested by Buyer and is reasonably available to Seller.

Section 4.3 Deliveries. All documents, materials, and information furnished to or made available to Buyer pursuant to Section 4.2 are being furnished or made available to Buyer for information purposes only and without any representation or warranty by Seller with respect thereto, express or implied, except as may otherwise be expressly set forth in Section 7.1 below and as limited by Sections 7.2 and 8.2 below, and all such documents, materials, and information are expressly understood by Buyer to be subject to the confidentiality provisions of Section 4.7 below. To the extent Seller elects to make such documents or copies thereof available to Buyer at the corporate office of Seller or at one or more of the Golf Clubs, then, with at least twenty-four (24) hours prior notification to Seller, Buyer and its agents and representatives shall have reasonable access to such documents or copies thereof and the consent to copy such documents during normal business hours until the earlier of the termination of this Agreement or the expiration of the Due Diligence Period.

Section 4.4 Excluded Property Records. Notwithstanding any terms to the contrary in this Agreement, (a) Seller shall not be obligated or otherwise required to furnish or make available to Buyer any of the following (collectively, “Excluded Property Records”): (i) any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Property or the Cowboys Golf Club, including, without limitation, 2006 budgets, prepared by or on behalf of Seller or any Affiliate of Seller, (ii) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the purchase of the Property or the Cowboys Ownership Interest by Buyer, or which are subject to a confidentiality agreement, and (iii) those documents listed on Schedule 4.4 attached hereto; (b) Due Diligence Items shall not include any Excluded Property Records; and (c) Seller shall have no obligation or liability of any kind to Buyer as a result of Seller not furnishing or making available to Buyer the Excluded Property Records.

Section 4.5 Site Visits. Buyer and its Licensee Parties shall have reasonable access to the Golf Clubs and Cowboys Golf Club at agreed upon times for agreed upon purposes, including those set forth in Section 4.1 hereinabove, on at least one (1) business day prior notice to Seller. Seller shall make reasonable efforts to have an agent available to accompany Buyer or any Licensee Parties, and in all events Seller shall have the right to have a representative present during any visits to or inspections of any Golf Clubs or the Cowboys Golf Club. Buyer will conduct its Due Diligence in a manner so as to minimize, to the extent reasonably possible to do so, any interference with the operations of the Golf Clubs and the Cowboys Golf Club. In the event Buyer desires to conduct any physically intrusive Due Diligence, Buyer will identify in writing exactly what procedures Buyer desires to perform and request Seller’s express written consent. Seller may withhold or condition consent to any physically intrusive Due Diligence in Seller’s sole discretion, acting reasonably. In addition, any physically intrusive Due Diligence with respect to Cowboys Golf Club shall require the written consent of Blue Star. Upon receipt of Seller’s written consent (and the consent of Blue Star if with respect to the Cowboys Golf Club), Buyer and all Licensee Parties shall, in performing such Due Diligence, comply with agreed upon procedures and any and all laws, ordinances, rules, and regulations applicable to the Property and will not engage in any activities which would violate any permit, license, or environmental law or regulation. Buyer and any Licensee Parties will: (a) maintain comprehensive general liability (occurrence) insurance in an amount of not less than $5,000,000 covering any accident arising in connection with the presence of Buyer or the other Licensee Parties at the Golf Clubs and Cowboys Golf Club and deliver a certificate of insurance verifying such coverage to Seller prior to entry to the Golf Clubs or Cowboys Golf Club; (b) promptly pay when due the costs of all inspections and examinations done with regard to the Property and Cowboys Golf Club; and (c) restore the Golf Clubs and Cowboys Golf Club to substantially the same condition in which the same were found before any such entry to the Golf Clubs and Cowboys Golf Club and inspection or examination was undertaken.

Section 4.6 Due Diligence Indemnity. Buyer shall defend, indemnify, and hold harmless Seller, Seller’s partners, shareholders or members, as applicable, and the Property Manager from and against all losses, costs, damages, claims, and liabilities (whether arising out of injury or death to persons or damage to the Property or Cowboys Golf Club or otherwise) including, but not limited to, costs of remediation, restoration and other similar activities, mechanic’s and materialmen’s liens and attorneys’ fees, arising out of or in connection with Buyer’s Due Diligence, Buyer’s breach of its obligations under Section 4.7 or Buyer’s or any Licensee Parties’ entry to the Golf Clubs or Cowboys Golf Club, unless any of the same are caused by the gross negligence or willful misconduct of Seller, Seller’s partners, shareholders or members or the Property Manager. The provisions of this Section 4.6 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

Section 4.7 Confidentiality. Buyer agrees that any information obtained by Buyer, Premier or their respective attorneys, partners, accountants, lenders, investors or Licensee Parties (collectively, for purposes of this Section 4.7, the “Permitted Outside Parties”) in the conduct of its Due Diligence shall be treated by Buyer and Permitted Outside Parties as confidential pursuant to Section 11.11 of this Agreement and shall be used only to evaluate the acquisition of the Property and Cowboys Ownership Interests from Seller. Buyer further agrees that within its organization, or as to the Permitted Outside Parties, the Due Diligence Items will be disclosed and exhibited only to those persons within Buyer’s organization or to those Permitted Outside Parties who are involved in determining the feasibility of Buyer’s acquisition of the Property and Cowboys Ownership Interests. Buyer further acknowledges that the Due Diligence Items and other information gained during Buyer’s Due Diligence are proprietary and confidential in nature. Buyer agrees not to divulge the contents of such Due Diligence Items or any other information except in strict accordance with Sections 4.7 and 11.11 of this Agreement. In permitting Buyer and the Permitted Outside Parties to review the Due Diligence Items and other information to assist Buyer, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller and any such claims are expressly rejected by Seller and waived by Buyer and the Permitted Outside Parties. The provisions of this Section 4.7 shall survive the termination of this Agreement.

Section 4.8 Due Diligence Period. Buyer, by giving Seller and Escrow Agent written notice on or before the end of the Due Diligence Period, may terminate its obligations hereunder, and upon such termination by Buyer, the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except as provided in this Section 4.8 and in Sections 4.5, 4.6, 4.7, 10.7, and 11.11. If before the end of the Due Diligence Period, Buyer fails to give Seller such written notice, then Buyer shall be deemed to have elected to waive its rights to terminate this Agreement and to have approved all of the matters with regard to the Golf Clubs. If Buyer timely elects to terminate its obligations hereunder as described above, Buyer shall provide to Seller, promptly after receipt of a request from Seller, originals of all third party reports, studies and appraisals relating to the Property in its possession, without representation or warranty and at no cost to Seller. The foregoing obligation shall survive any termination of this Agreement. Subject to the terms of this Agreement, Buyer, provided it has not terminated this Agreement, after the expiration of the Due Diligence Period, may continue to conduct further physical Due Diligence or other examinations, inspections, tests, studies and investigations regarding the Property; provided, however, that except as otherwise expressly provided in Sections 6.1 and 11.2.2, in no event shall Buyer have any right to terminate or otherwise modify its obligations hereunder after the end of the Due Diligence Period solely as a result of any such further physical Due Diligence or other examinations, inspections, tests, studies or investigations regarding the Property and Cowboys Ownership Interests and the provisions of this Article 4, including, without limitation, the indemnification provisions, shall continue to apply.

Section 4.9 Buyer’s Conditions. The transaction contemplated herein is contingent on Buyer during the Due Diligence Period (i) obtaining the approval of its Board of Directors for this transaction, and (ii) Buyer and Premier Golf Management, Inc. agreeing to the form of a lease agreement to be entered into at or subsequent to Closing (the “Buyer Conditions”). If Buyer fails to timely terminate this Agreement as provided in Section 4.8, then the Buyer Conditions shall be deemed satisfied or waived.

Section 4.10 Consents. Buyer and Seller acknowledge that Buyer desires to obtain the consents listed on Schedule 4.10 attached hereto for the conveyance or assignment of certain of the Property pursuant to the terms of this Agreement (the “Material Consents”). It shall be a condition precedent to Seller’s and Purchaser’s obligation to close this transaction that Buyer shall have obtained the Material Consents on or prior to the Closing Date. In the event the Material Consents are not obtained prior to the Closing Date, either Seller or Buyer may elect to terminate this Agreement in which event the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except as provided in Sections 4.5, 4.6, 4.7, 10.7 and 11.11. Within ten (10) days of the Effective Date, Buyer shall use good faith efforts to identify all other consents Buyer desires to obtain. Buyer and Seller shall mutually cooperate to prepare the forms of the Material Consents and such other consents and to obtain the Material Consents and such other consents. Seller shall pay for legal or other de minimus costs in connection with assignment of the Lake Concession Agreement, Mansfield Lease Agreement and assignment of the Water Rights. Seller shall not be responsible for any other costs or expenses related to obtaining the Material Consents and any other third party consents or approvals related to this transaction (including without limitation, any negotiated amounts required in connection with any assignment or any credit enhancement requirements under any Contract).

Section 4.11 Inventories. During the Due Diligence Period, Buyer and its representatives shall be permitted to enter the Real Property for the purpose of taking an inventory of all Tangible Personal Property related to the Golf Clubs.

Section 4.12 Accuracy of Representations and Warranties. Buyer’s obligation to purchase the Property and Cowboys Ownership Interests and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of the following condition (which may be waived by Buyer, in whole or in part):

(a) Accuracy of Representations. All of Seller’s and EAGL Parent’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the time of the Closing as if then made, but after giving effect to any supplements to such representations and warranties relating to matters first occurring after Seller’s execution hereof; provided, however, subject to the provisions of Section 7.3 hereof, this condition will be satisfied if Buyer had actual knowledge of the inaccuracy prior to the end of the Due Diligence Period or if such matter was disclosed in any Due Diligence Items delivered or made available for Buyer’s review.

ARTICLE 5 - TITLE AND SURVEY

Section 5.1 Title to Real Property. The Buyer will obtain a current title commitment with respect to each parcel comprising the Real Property issued by the Title Company (the “Title Commitments”), together with legible copies of all recorded documents referred to on Schedule B of the Title Commitments as exceptions to coverage (the “Title Documents”). The Buyer shall have the right to obtain new Surveys of the Real Property or an update of the existing Surveys (the “Surveys”).

Section 5.2 Certain Exceptions to Title. No later than ten (10) days prior to the expiration of the Due Diligence Period, the Buyer will submit to the Seller a written Notice from the Buyer (“Title Notice”) specifying any alleged defects in or objections to the title shown in any Title Commitment (“Title Exceptions”) or any of the Surveys (“Survey Exception”) which in the Buyer’s judgment adversely affect the Real Property; provided, however, Buyer shall have until the end of the Due Diligence Period, if any, to submit a Title Notice for Survey Exceptions related to New Survey Matters. The Buyer shall be deemed to have waived its right to object to any encumbrance or other title or survey objection existing at the time of the Closing Date unless the Buyer shall have given to the Seller the Title Notice specifying the Buyer’s objections within the time period described above. The Seller shall notify the Buyer in writing within five (5) Business Days of receiving the Title Notice whether the Seller elects and/or is able to cure any Title Exception(s) and/or Survey Exception(s) set forth in the Title Notice and if the Seller is able and willing to cure such title matters, Seller shall do so at their own expense and provided that Seller shall have no obligation to cure any Title Exceptions or Survey Exceptions. Seller’s failure to respond in writing within such five (5) Business Day period shall be deemed an election by Seller to not cure any of the Title Exceptions and/or Survey Exceptions set forth in the Title Notice. If on the Closing Date, there exists Title Exception(s) and/or Survey Exception(s) that Seller has agreed to cure, but has not cured as of the Closing Date, the Buyer may elect, as its sole right and remedy, either (i) to take such title to the Real Property as the Seller can convey, with no abatement of the Purchase Price (except to the extent of monetary liens of a definite, fixed and ascertainable amount not in excess of the Purchase Price), or (ii) to terminate this Agreement in which event the Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for those obligations which expressly survive the termination of this Agreement. The term “Permitted Encumbrances” shall mean (i) all matters and exceptions shown on any Title Commitment (including without limitation, all standard printed exceptions), or on the Surveys (or Existing Surveys, as applicable), (ii) applicable zoning and building ordinances and land use regulations, (iii) such state of facts as would be disclosed by a physical inspection of the Property, (iv) the lien of taxes and assessments not yet due and payable, (v) any exceptions caused by Buyer, its agents, representatives or employees, and (vi) the Leases; provided, however, (a) if Buyer timely delivers a Title Notice, and Seller elects in writing to cure all or any portion of the Title Exception(s) or Survey Exception(s), the term “Permitted Encumbrances” shall be amended to exclude those specific Title Exceptions(s) and/or Survey Exception(s) that Seller has agreed in writing to cure, and (b) the term “Permitted Encumbrances” shall not include any items which the Title Company agrees to modify or delete at or prior to the Closing (Seller agrees to execute a reasonable Owner’s Affidavit for the purposes of the Title Company deleting the standard exceptions as are customarily deleted or modified in Texas with the issuance of an Owner’s Affidavit). In the event there is an “Unpermitted Title Defect,” the following shall apply. If the Unpermitted Title Defect is the result of a default by Seller of its covenants hereunder then (a) Buyer shall give written notice to Seller of such and (b) in the event Seller cannot cure such Unpermitted Title Defect prior to Closing, then the Unpermitted Title Defect shall constitute a default by Seller hereunder and Buyer may elect in writing on or prior to the Closing Date to (i) waive such Unpermitted Title Defect and proceed to Closing or (ii) pursue all remedies afforded to Buyer hereunder. If the Unpermitted Title Defect is not the result of a default by Seller of its covenants hereunder, then (a) Buyer shall give written notice to Seller of such and (b) in the event Seller cannot cure such Unpermitted Title Defect prior to Closing, then Buyer may elect in writing on or prior to the Closing Date to waive such Unpermitted Title Defect and proceed to Closing or, if Buyer does not so waive such Unpermitted Title Defect, then either party shall have the right to terminate this Agreement in which event the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except as provided in Sections 4.5, 4.6, 4.7, 10.7 and 11.11. An “Unpermitted Title Defect” is a matter of title or survey which arises after the effective date of the Updated Commitments (defined below). An Unpermitted Title Defect shall not be a default by Seller hereunder unless such matter arose after the effective date of the Updated Commitments directly as the result of the actions or inactions of Seller and such action or inaction is a breach of Seller’s covenants hereunder. Buyer shall have the Title Company update the Title Commitments as close to the end of the Due Diligence Period as is possible and such updated Title Commitments are referred to herein as the “Updated Commitments.” In the event that Buyer fails to have the Title Company update the Title Commitments, as provided in the preceding sentence, then the term Updated Commitments shall mean the most current Title Commitments and shall be deemed to include all matters which would have been included as exceptions had the Title Commitments been updated as required in the preceding sentence.

Section 5.3 Title Insurance. At Closing, the Title Company shall issue to Buyer or be irrevocably committed to issue to Buyer TLTA owner’s form title policies (the “Title Policies”), in the amount of TWELVE MILLION SIX HUNDRED FIFTY FOUR THOUSAND DOLLARS ($12,654,000) (as allocated among Lake Park Golf Club and Mansfield National Golf Club), insuring that leasehold title to the Real Property is vested in Buyer subject only to the Permitted Encumbrances. Buyer shall be entitled to request that the Title Company provide such endorsements (or amendments) to the Title Policy as Buyer may reasonably require, provided that (a) such endorsements (or amendments) shall be at no cost to, and shall impose no additional liability on, Seller, (b) Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain such endorsements and, if Buyer is unable to obtain such endorsements, Buyer shall nevertheless be obligated to proceed to close the transaction contemplated by this Agreement without reduction of or set off against the Purchase Price, and (c) the Closing shall not be delayed as a result of Buyer’s request. Notwithstanding anything herein to the contrary, it shall not in any event be a requirement hereunder that the Title Company provides insurance for the Water Rights; provided, however, the above shall not preclude Buyer from seeking or obtaining insurance coverage for Water Rights from the Title Company.

Section 5.4 Conveyance of Real Property. At Closing, the Seller (subject to Seller’s right to terminate this Agreement as provided in Section 5.2) shall convey the Real Property to the Buyer pursuant to the Assignment and Assumption of Lake Concession Agreement and the Assignment and Assumption of Mansfield Lease Agreement, subject only to the Permitted Encumbrances

ARTICLE 6 - REMEDIES AND DEPOSIT INSTRUCTIONS

Section 6.1 Permitted Termination; Seller Default. If the sale of the Property and the Cowboys Ownership Interests is not consummated due to the permitted termination of this Agreement by Buyer as herein expressly provided, the Deposit shall be returned to Buyer and Buyer will have no liability hereunder except as set forth in Sections 4.5, 4.6, 4.7, 10.7 and 11.11. If the sale of the Property and the Cowboys Ownership Interests is not consummated due to Seller’s material default hereunder not cured within the below defined “Cure Period” (including, without limitation, a default by Seller which creates an Unpermitted Title Defect as further described in Section 5.2)(a “Material Default”), Buyer shall be entitled, as its sole and exclusive remedy, either (a) to terminate this Agreement, and in the event of such termination receive the return of the Deposit and liquidated damages in the amount of ONE MILLION NINE HUNDRED NINETY-NINE THOUSAND AND NINE HUNDRED DOLLARS ($1,999,900.00), and upon payment of such liquidated damages, Seller shall be released from any and all liability hereunder, except as provided in Sections 10.7 and 11.11, or (b) to enforce specific performance of this Agreement in accordance with Section 6.1.1 below. Notwithstanding anything herein to the contrary, (i) representations and warranties of Seller which satisfy the conditions of Section 4.12 shall not in any event constitute a Material Default and (ii) Seller shall have ten (10) days following the receipt of written notice from Buyer to cure any alleged default prior to such becoming a Material Default (the “Cure Period”); provided, however, the Cure Period shall not be applicable to a material default by Seller or its obligations to convey the Property and the Cowboys Ownership Interests to Buyer at Closing. Buyer shall be deemed to have elected to terminate this Agreement and receive a return of the Deposit and liquidated damages provided above if Buyer fails to file suit for specific performance against Seller in a court prescribed by Section 11.5 hereof, on or before forty-five (45) days following the date upon which Closing was to have occurred; provided, however, subject to applicable limitation of actions laws, Buyer may, at any time following the date upon which Closing was to have occurred, waive such right to specific performance by written notice to Seller and upon Seller’s receipt of such written notice, Buyer shall receive prompt return of the Deposit and liquidated damages hereunder. For defaults by Seller which are not Material

Defaults, Buyers sole remedy shall be to terminate this Agreement and upon such termination, the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except as provided in this Sections 4.7, 10.7, and 11.11.

6.1.1 THE PARTIES HAVE AGREED THAT BUYER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO SELLER’S DEFAULT, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF ONE MILLION NINE HUNDRED NINETY-NINE THOUSAND AND NINE HUNDRED DOLLARS ($1,999,900.00) IS A REASONABLE ESTIMATE OF THE DAMAGES THAT BUYER WOULD INCUR IN SUCH EVENT. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING IS NOT INTENDED TO LIMIT SELLER’S SURVIVING OBLIGATIONS UNDER SECTIONS 10.7 AND 11.11.

Initials:             Seller             Buyer

Section 6.2 Buyer Default; Liquidated Damages. IF THE SALE IS NOT CONSUMMATED DUE TO ANY DEFAULT BY BUYER HEREUNDER, THEN SELLER SHALL RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES, WHICH RETENTION SHALL OPERATE TO TERMINATE THIS AGREEMENT AND RELEASE BUYER FROM ANY AND ALL LIABILITY HEREUNDER, EXCEPT AS PROVIDED IN SECTIONS 4.5, 4.6, 4.7, 10.7 AND 11.11. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO BUYER’S DEFAULT, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING IS NOT INTENDED TO LIMIT BUYER’S SURVIVING OBLIGATIONS UNDER SECTIONS 4.5, 4.6, 4.7, 10.7 AND 11.11.

Initials: Seller             Buyer

Section 6.3 Deposit Instructions. The Escrow Agent joins herein below to evidence its agreement to hold such funds in accordance with the terms and conditions of this Agreement. Further, the following provisions shall control with respect to the rights, duties and liabilities of the Escrow Agent.

6.3.1 The Escrow Agent acts hereunder as a depository only and is not responsible or liable in any manner whatsoever for the (i) sufficiency, correctness, genuineness or validity of any written instrument, notice or evidence of a party’s receipt of any instruction or notice which is received by the Escrow Agent, or (ii) identity or authority of any person executing such instruction notice or evidence.

6.3.2 The Escrow Agent shall have no responsibility hereunder except for the performance by it in good faith of the acts to be performed by it hereunder, and the Escrow Agent shall have no liability except for its own willful misconduct or gross negligence.

6.3.3 The Escrow Agent shall be reimbursed on an equal basis by Buyer and Seller for any reasonable expenses incurred by the Escrow Agent arising from a dispute with respect to the amount held in escrow, including the cost of any legal expenses and court costs incurred by the Escrow Agent, should the Escrow Agent deem it necessary to retain an attorney with respect to the disposition of the amount held in escrow.

6.3.4 In the event of a dispute between the parties hereto with respect to the disposition of the amount held in escrow, the Escrow Agent shall be entitled, at its own discretion, to deliver such amount to an appropriate court of law pending resolution of the dispute.

6.3.5 The Escrow Agent shall invest the amount in escrow in accounts which are federally insured or which invest solely in government securities and shall be applied in accordance with the terms of this Agreement. Interest earned thereon shall be added to the funds deposited by Buyer, and shall become part of the Deposit.

Section 6.4 Designation of Reporting Person. In order to assure compliance with the requirements of Section 6045 of the Internal Revenue Code of 1986, as amended (for purposes of this Section 6.4, the “Code”), and any related reporting requirements of the Code, the parties hereto agree as follows:

(a) Provided the Escrow Agent shall execute a statement in writing (in form and substance reasonably acceptable to the parties hereunder) pursuant to which it agrees to assume all responsibilities for information reporting required under Section 6045(e) of the Code, Seller and Buyer shall designate the Escrow Agent as the person to be responsible for all information reporting under Section 6045(e) of the Code (the “Reporting Person”). If the Escrow Agent refuses to execute a statement pursuant to which it agrees to be the Reporting Person, Seller and Buyer shall agree to appoint another third party as the Reporting Person.

(b) Seller and Buyer hereby agree:

(i) to provide to the Reporting Person all information and certifications regarding such party, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and

(ii) to provide to the Reporting Person such party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Reporting Person is correct.

(iii) Each party hereto agrees to retain this Agreement for not less than four years from the end of the calendar year in which the Closing occurred, and to produce it to the Internal Revenue Service upon a valid request therefor.

ARTICLE 7 - REPRESENTATIONS AND WARRANTIES OF SELLER

Section 7.1 Representations and Warranties of Seller. Subject to the provisions of Sections 7.2 and 8.4, Property Seller makes the following representations and warranties with respect to itself and its portion of the Property, upon which Property Seller acknowledges and agrees that the Buyer is entitled to rely, and as of the Closing shall provide a Certificate reconfirming that all such representations and warranties remain true and correct as of the Closing Date, subject to the provisions of Section 4.12 hereof regarding supplements:

(a) Status. Each entity constituting Property Seller is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware or Texas, as applicable, is qualified to do business in the jurisdiction in which its Property is located and has all requisite power and authority to own its Property and conduct its business as currently owned and conducted.

(b) Authority. (i) Each Property Seller has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by them pursuant to this Agreement (the “Property Seller’s Documents”), and to perform all obligations required of them under this Agreement and each of the Property Seller’s Documents, (ii) the execution and delivery by each Property Seller of this Agreement and, when executed and delivered, each of the Property Seller’s Documents, and the performance by each Property Seller of its obligations under this Agreement and, when executed and delivered, each Property Seller’s Documents, have been, or will have been, duly and validly authorized by all necessary action by the Seller, and (iii) subject to equitable principles and principles governing creditors’ rights generally, this Agreement and, when executed and delivered, the Property Seller’s Documents constitutes, or will constitute, legal, valid and binding obligations of the Property Seller enforceable against the Property Seller in accordance with its and their terms, except to the extent the Buyer itself is in default hereunder or thereunder.

(c) Non-Contravention. The execution and delivery of this Agreement by Property Seller and the consummation by Property Seller of the transactions contemplated hereby will not, to Property Seller’s knowledge (i) violate any judgment, order, injunction, decree, regulation or ruling of any court or Governmental Entity or (ii) conflict with, result in a breach of, or constitute a default under the organic documents of each entity constituting Property Seller.

(d) Suits and Proceedings. Except as set forth in Schedule 7.1(d), there are no legal actions, suits or similar proceedings pending and, to Property Seller’s Knowledge, served, or threatened against Property Seller or the Property.

(e) Non-Foreign Entity. Property Seller is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) for the purposes of the provisions of Section 1445(a) of the Code.

(f) Condemnation. Property Seller has not received from any Governmental Entity any written notice of any pending condemnation proceeding or other proceeding in eminent domain, and to Property Seller’s Knowledge, no such condemnation proceeding or eminent domain proceeding is threatened affecting any of the Real Property or portion thereof.

(g) Bankruptcy. Property Seller is not insolvent within the meaning of Title 11 of the United States Code, as amended (the “Bankruptcy Code”), and Property Seller has not ceased to pay its debts as they become due. Property Seller has not filed or taken any action to file a voluntary petition, case or proceeding under any section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States or any state thereof, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of its debts and no such petition, case or proceeding has been filed against it which has not been dismissed, vacated or stayed on appeal and Property Seller has not been adjudicated as bankrupt or insolvent or consented to, nor filed an answer admitting or failing reasonably to contest an allegation of bankruptcy or insolvency. Property Seller has not sought, or consented to or acquiesced in, the appointment of any receiver, trustee, liquidator or other custodian of it or a material part of its assets, and Property Seller has not made or taken any action to make a general assignment for the benefit of creditors or an arrangement, attachment or execution has been levied and to Property Seller’s Knowledge, no tax lien or other governmental or similar lien has been filed, against them or a material part of the Property, which has not been duly and fully discharged prior to the date hereof.

(h) Environmental. To Property Seller’s Knowledge, Property Seller has or will deliver to Buyer pursuant to Section 4.2, copies of all third party environmental audits with respect to the Property in Property Seller’s possession. Property Seller has not received written notice from any Governmental Entity of any Environmental Claims in respect of the Real Property.

(i) Compliance with Applicable Law. Property Seller has not received any written notice of any material violation of any Applicable Law with respect to any of the Real Property or Improvements that have not been cured or dismissed with prejudice.

(j) Taxes. All Taxes which would be delinquent if unpaid will be paid in full prior to Closing or prorated at Closing as part of the prorations pursuant to Section 10.6; provided, however, that if any Taxes are payable in installments, such representation and warranty shall apply only to such installments which would be delinquent if unpaid at Closing. Except as set forth on Schedule 7.1(j) the Property Seller has not received any written notice for an audit or delinquency of any Taxes with respect to any portion of the Real Property which has not been resolved or completed. The Property Seller is not currently contesting any Taxes with respect to any portion of the Real Property.

(k) Licenses and Permits. Property Seller has not received any written notice from any Governmental Entity of (i) any violation, suspension, revocation or non-renewal of any Licenses and Permits that materially affect the Property or operation and use of the Golf Clubs that has not been cured or dismissed with prejudice or (ii) any failure by the Property Seller to obtain any Licenses and Permits that materially affect the Property or operation and use of the Golf Clubs that has not been cured or dismissed with prejudice.

(l) Contracts. To Property Seller’s Knowledge, except for Golf Play Agreements, to which Property Seller makes no representation or warranty, Schedule 1.1.22(a), Schedule 1.1.22(a)(i), Schedule 1.1.22(b), Schedule 1.1.22(b)(i) and Schedule 1.1.22(d) list the material Contracts that affect the Property. Property Seller has not received written notification that Property Seller is in default of a material Contract. Property Seller has not given a notice of default under a material Contract.

(m) Personal Property. To Property Seller’s Knowledge, Property Seller is the owner of the Personal Property, free and clear of any and all leases, liens, encumbrances, liabilities or other claims, except with respect to any financing or lease agreements or as would be shown in any UCC search reports. At the Closing, Property Seller shall convey the Personal Property free and clear of debts and liens created by through or under Property Seller, but not otherwise; provided, however, Property Seller shall have no obligation to deliver items leased under capital leases free and clear of the interests of the lessors under such capital leases.

(n) Employees. Property Seller has no employees.

(o) Patriot Act. Property Seller is in compliance with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act (“BSA”), as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the USA PATRIOT Act (the “Patriot Act”), and other authorizing statutes, executive orders and regulations administered by OFAC, and related Securities and Exchange Commission, self-regulatory organization or other agency rules and regulations, and has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance. Property Seller and its officers and shareholders, and their respective principals, shall not transfer the proceeds obtained as a result of this Agreement to any person or entity listed on the OFAC list as “Terrorists” and “Specially Designated Nationals and Blocked Persons”, or otherwise be in violation of the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001.

(p) OFAC. Neither (i) Property Seller, any Affiliate of Property Seller nor any person controlled by Property Seller; nor (ii) to the Property Seller’s Knowledge, after making due inquiry, any person who owns a controlling interest in or otherwise controls Property Seller; nor (iii) to Property Seller’s Knowledge, after making due inquiry, if Property Seller is a privately held entity, any person otherwise having a direct or indirect beneficial interest (other than with respect to an interest in a publicly traded entity) in Property Seller; nor (iv) any person for whom Property Seller is acting as agent or nominee in connection with this investment, is a country, territory, person, organization, or entity named on an OFAC List, nor is a prohibited country, territory, person, organization, or entity under any economic sanctions program administered or maintained by OFAC.

(q) Senior Foreign Political Figure. Unless disclosed in writing to Buyer on the date hereof, Property Seller is not a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure, that Property Seller is not controlled by a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure, and that, to Property Seller’s Knowledge, after making due inquiry, none of the direct or indirect owners of Property Seller (other than any owner(s) of any interest(s) in a publicly-traded entity) is a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure. As used herein, “Senior Foreign Political Figure” means a senior official of a major non-United States political party or a senior executive of a government-owned corporation not organized within the United States, including, without limitation, any corporation, business or other entity that has been formed by or for the benefit of a Senior Foreign Political Figure; “Immediate Family Member” means the parents, siblings, spouse, children and in-laws of a Senior Foreign Political Figure; and “Close Associate” means a person who is widely and publicly known to maintain an unusually close relationship with a Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial United States and non-United States financial transactions on behalf of the Senior Foreign Political Figure.

Section 7.2 Representations and Warranties of EAGL Parent. EAGL Parent enters into this Agreement for the sole purpose of making the following representations and warranties with respect to EAGL and the Cowboys Ownership Interests, upon which EAGL Parent acknowledges and agrees that the Buyer is entitled to rely, and as of the Closing shall provide a Certificate reconfirming that all such representations and warranties remain true and correct as of the Closing Date, subject to the provisions of Section 4.12 hereof regarding supplements:

(a) No Options. To EAGL Parent’s Knowledge, there are no outstanding options, warrants, or other rights of any kind to acquire any of the Cowboys Ownership Interests or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire any such additional ownership interests, nor are any of Cowboys GP or EAGL committed to issue any such option, warrant, right or security.

(b) Ownership. To EAGL Parent’s Knowledge, EAGL owns the Cowboys Ownership Interests free and clear of any and all liens, claims, security interests or options.

(c) Status. EAGL GP is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own the general partner interest pursuant to the Cowboys LP Agreement and to conduct its business as currently owned and conducted. EAGL is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own the Cowboys LP Interest and conduct its business as currently owned and conducted.

(d) Authority. (i) EAGL has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by them pursuant to this Agreement (“EAGL Seller’s Documents”), and to perform all obligations required of it under this Agreement and each of EAGL Seller’s Documents, (ii) the execution and delivery by EAGL of this Agreement and, when executed and delivered, each of the EAGL Seller’s Documents, and the performance by EAGL of its obligations under this Agreement and, when executed and delivered, each EAGL Seller’s Documents, have been, or will have been, duly and validly authorized by all necessary action by EAGL, and (iii) subject to equitable principles and principles governing creditors’ rights generally, this Agreement and, when executed and delivered, EAGL Seller’s Documents constitutes, or will constitute, legal, valid and binding obligations of the EAGL enforceable against EAGL in accordance with its and their terms, except to the extent the Buyer itself is in default hereunder or thereunder.

(e) Non-Contravention. The execution and delivery of this Agreement by EAGL and the consummation by EAGL of the transactions contemplated hereby will not, to EAGL Parent’s knowledge (i) violate any judgment, order, injunction, decree, regulation or ruling of any court or Governmental Entity or (ii) conflict with, result in a breach of, or constitute a default under the organic documents of EAGL.

(f) Suits and Proceedings. Except as set forth in Schedule 7.2(f), there are no legal actions, suits or similar proceedings pending and, to EAGL Parent’s Knowledge, served, or threatened against EAGL or the Cowboys Ownership Interests.

(g) Non-Foreign Entity. EAGL is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) for the purposes of the provisions of Section 1445(a) of the Code.

(h) Condemnation. EAGL Parent has not received from any Governmental Entity any written notice of any pending condemnation proceeding or other proceeding in eminent domain, and to EAGL Parent’s Knowledge, no such condemnation proceeding or eminent domain proceeding is threatened affecting any of the Cowboys Golf Club.

(i) Bankruptcy. Neither EAGL nor Cowboys Partnership are insolvent within the meaning of Title 11 of the United States Code, as amended (the “Bankruptcy Code”), and neither EAGL nor Cowboys Partnership has ceased to pay its debts as they become due. Neither EAGL nor Cowboys Partnership has filed or taken any action to file a voluntary petition, case or proceeding under any section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States or any state thereof, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of their debts and no such petition, case or proceeding has been filed against them which has not been dismissed, vacated or stayed on appeal and neither EAGL nor Cowboys Partnership has been adjudicated as bankrupt or insolvent or consented to, nor filed an answer admitting or failing reasonably to contest an allegation of bankruptcy or insolvency. Neither EAGL nor Cowboys Partnership has sought, or consented to or acquiesced in, the appointment of any receiver, trustee, liquidator or other custodian of them or a material part of their assets, and neither EAGL nor Cowboys Partnership has made or taken any action to make a general assignment for the benefit of creditors or an arrangement, attachment or execution has been levied and to EAGL Parent’s Knowledge, no tax lien or other governmental or similar lien has been filed, against EAGL or the Cowboys Ownership Interest or the Cowboys Partnership which has not been duly and fully discharged prior to the date hereof.

(j) Environmental. To EAGL Parent’s Knowledge, EAGL has or will deliver to Buyer pursuant to Section 4.2, copies of all third party environmental audits with respect to Cowboys Golf Club in EAGL’s possession. EAGL has not received written notice from any Governmental Entity of any Environmental Claims in respect of the Cowboys Golf Club.

(k) Compliance with Applicable Law. EAGL has not received any written notice of any material violation of any Applicable Law with respect to Cowboys Golf Club that has not been cured or dismissed with prejudice.

(l) Licenses and Permits. EAGL has not received any written notice from any Governmental Entity of (i) any violation, suspension, revocation or non-renewal of any Licenses and Permits that materially affect Cowboys Golf Club that has not been cured or dismissed with prejudice or (ii) any failure by Cowboys Partnership to obtain any Licenses and Permits that materially affect Cowboys Golf Club that has not been cured or dismissed with prejudice.

(m) Contracts. To EAGL Parent’s Knowledge, except for Golf Play Agreements, to which EAGL Parent makes no representation or warranty, Schedule 1.1.23(a) and Schedule 1.1.23(a)(i) list the material Cowboys Contracts that affect Cowboys Golf Club. EAGL has not received written notification that EAGL or Cowboys Partnership is in default of a material Cowboys Contract. EAGL has not given a notice of default under a material Cowboys Contract.

(n) Employees. Neither Cowboys GP nor Cowboys Partnership has employees.

(o) Patriot Act. EAGL is in compliance with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act (“BSA”), as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the USA PATRIOT Act (the “Patriot Act”), and other authorizing statutes, executive orders and regulations administered by OFAC, and related Securities and Exchange Commission, self-regulatory organization or other agency rules and regulations, and has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance. EAGL and its officers and shareholders, and their respective principals, shall not transfer the proceeds obtained as a result of this Agreement to any person or entity listed on the OFAC list as “Terrorists” and “Specially Designated Nationals and Blocked Persons”, or otherwise be in violation of the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001.

(p) OFAC. Neither (i) EAGL, any Affiliate of EAGL nor any person controlled by EAGL; nor (ii) to the EAGL Parent’s Knowledge, after making due inquiry, any person who owns a controlling interest in or otherwise controls EAGL; nor (iii) to EAGL Parent’s Knowledge, after making due inquiry, if EAGL is a privately held entity, any person otherwise having a direct or indirect beneficial interest (other than with respect to an interest in a publicly traded entity) in EAGL; nor (iv) any person for whom EAGL is acting as agent or nominee in connection with this investment, is a country, territory, person, organization, or entity named on an OFAC List, nor is a prohibited country, territory, person, organization, or entity under any economic sanctions program administered or maintained by OFAC.

(q) Senior Foreign Political Figure. Unless disclosed in writing to Buyer on the date hereof, EAGL is not a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure, that EAGL is not controlled by a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure, and that, to EAGL Parent’s Knowledge, after making due inquiry, none of the direct or indirect owners of EAGL (other than any owner(s) of any interest(s) in a publicly-traded entity) is a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure. As used herein, “Senior Foreign Political Figure” means a senior official of a major non-United States political party or a senior executive of a government-owned corporation not organized within the United States, including, without limitation, any corporation, business or other entity that has been formed by or for the benefit of a Senior Foreign Political Figure; “Immediate Family Member” means the parents, siblings, spouse, children and in-laws of a Senior Foreign Political Figure; and “Close Associate” means a person who is widely and publicly known to maintain an unusually close relationship with a Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial United States and non-United States financial transactions on behalf of the Senior Foreign Political Figure.

Section 7.3 Limited Liability. The representations and warranties of Seller and EAGL Parent set forth in Section 7.1 and Section 7.2, together with Seller’s liability for any breach before Closing of any of Seller’s interim operating covenants under Section 9.1 will survive the Closing for a period of twelve (12) months. Buyer will not have any right to bring any action against Seller or EAGL Parent as a result of any untruth or inaccuracy of such representations and warranties, or any such breach, unless and until the aggregate amount of all liability and losses arising out of any such untruth or inaccuracy, or any such breach exceeds FIFTY THOUSAND DOLLARS ($50,000.00) (the “Liability Threshold”), and then only to the extent of such excess. In addition, in no event will Seller’s and EAGL Parent’s liability for all such breaches exceed, in the aggregate, ONE MILLION DOLLARS ($1,000,000.00) (the “Liability Cap”). Seller and EAGL Parent shall have no liability with respect to any of Seller’s or EAGL Parent’s representations, warranties and covenants herein if, prior to the Closing, Buyer has actual knowledge of any breach of a representation, warranty or covenant of Seller or EAGL Parent herein, or Buyer obtains knowledge (from whatever source, including, without limitation, the Due Diligence Items, as a result of Buyer’s Due Diligence or any information or written disclosure by Seller or Seller’s agents and employees, including the Seller’s Certificate or EAGL Parent’s Certificate regarding representations and warranties to be provided at Closing) that changes or contradicts any of Seller’s or EAGL Parent’s representations and warranties herein, and Buyer nevertheless consummates the transaction contemplated by this Agreement. Notwithstanding any provision herein to the contrary, in the event that Buyer obtains any knowledge on or before the Closing Date that the condition contained in Section 4.12 is not satisfied, then Buyer shall have the right to elect to terminate this Agreement, in which event, Buyer shall receive return of the Deposit, and neither party shall have any further obligation to the other, except as otherwise provided for herein. Sections 4.5, 4.6, 4.7, 10.7 and 11.11 will survive Closing without limitation unless a specified period is otherwise provided in this Agreement. All other representations, warranties, covenants and agreements made or undertaken by Seller or EAGL Parent under this Agreement, unless otherwise specifically provided herein, will not survive the Closing Date but will be merged into the Closing documents delivered at the Closing.

Section 7.4 Knowledge. For purposes of this Agreement and any document delivered at Closing, whenever the phrase “to Property Seller’s knowledge,” or the “knowledge” of Property Seller or “to EAGL Parent’s knowledge” or the “knowledge” of EAGL Parent or words of similar import are used, they shall be deemed to refer to facts within the actual knowledge only of David Hanan, Patrick Fox and Barry Richards (collectively, “Knowledge Party”), and no others, at the times indicated only, without duty of inquiry whatsoever. In no event shall the Knowledge Party be charged with knowledge of the acts, omissions and/or knowledge of predecessors in title to the Property or with knowledge of the acts, omissions and/or knowledge of Seller’s agents or employees, unless the Knowledge Party has actual knowledge thereof.

Section 7.5 Liability of Representations and Warranties. Buyer acknowledges that the individuals named above are named solely for the purpose of defining and narrowing the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from such individuals to Buyer. Buyer covenants that it will bring no action of any kind against such individuals, any shareholder, partner or member of Seller, as applicable, or related to or arising out of these representations and warranties.

ARTICLE 8 - REPRESENTATIONS AND WARRANTIES OF BUYER

Section 8.1 Buyer’s Representations and Warranties. Buyer represents and warrants to Seller the following, upon which the Buyer acknowledges and agrees that the Seller is entitled to rely, and as of the Closing shall provide a Certificate reconfirming that all such representations and warranties remain true and correct as of the Closing Date and shall survive thereunder for a period of twelve (12) months following the Closing Date:

(a) Status. The Buyer is a limited partnership, duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently being conducted.

(b) Authority. The Buyer has full power and authority to execute and deliver this Agreement and, upon the approval of the Board of Directors of the general partner of Buyer, which approval shall be obtained during the Due Diligence Period, all other documents to be executed and delivered by the Buyer pursuant to this Agreement (the “Buyer’s Documents”), and to perform all obligations of the Buyer arising under this Agreement and each of the Buyer’s Documents. The execution and delivery by the signer on behalf of the Buyer of this Agreement and, when executed and delivered, each of the Buyer’s Documents, and the performance by the Buyer of its obligations under this Agreement, and when executed and delivered, each of the Buyer’s Documents, has been, or as of Closing, will be, duly and validly authorized by all necessary actions by the Buyer. This Agreement and, when executed and delivered, each of the Buyer’s Documents, constitutes, or will constitute, legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its and their terms, except to the extent any of the Seller is in default thereunder.

(c) Consents and Approvals; No Conflicts. No filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the execution or delivery by the Buyer of this Agreement or any of the Buyer’s Documents, the performance by the Buyer of any of its obligations under this Agreement or any of the Buyer’s Documents, or the consummation by the Buyer of the transactions described in this Agreement or any of the Buyer’s Documents. Neither the execution and delivery by the Buyer of any of the Buyer’s Documents, nor the performance by the Buyer of any of its obligations under any of the Buyer’s Documents, nor the consummation by the Buyer of the transactions described in this Agreement, will: (A) violate any provision of the organizational or governing documents of the Buyer; (B) violate any Applicable Law to which the Buyer is subject; or (C) result in a violation or breach of or constitute a default under any contract, agreement or other instrument or obligation to which the Buyer is a party or by which any of the Buyer’s properties are subject.

(d) Bankruptcy. Buyer is not insolvent within the meaning of Title 11 of the Bankruptcy Code, and Buyer has not ceased to pay its debts as they become due. Buyer has not filed or taken any action to file a voluntary petition, case or proceeding under any section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States or any state thereof, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of its debts and no such petition, case or proceeding has been filed against it which has not been dismissed, vacated or stayed on appeal and Buyer has not been adjudicated as bankrupt or insolvent or consented to, nor filed an answer admitting or failing reasonably to contest an allegation of bankruptcy or insolvency. Buyer has not sought, or consented to or acquiesced in, the appointment of any receiver, trustee, liquidator or other custodian of it or a material part of its assets, and Buyer has not made or taken any action to make a general assignment for the benefit of creditors or an arrangement, attachment or execution has been levied and no tax lien or other governmental or similar lien has been filed, against them or a material part of their properties, which has not been duly and fully discharged prior to the date hereof.

(e) Solvency. Buyer will not be rendered insolvent in connection with, or as a result of, the performance by Buyer of its obligations hereunder or the consummation of the transactions contemplated hereby.

(f) Patriot Act. Buyer is in compliance with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, including the reporting, record keeping and compliance requirements of the BSA, as amended by the Patriot Act, and other authorizing statutes, executive orders and regulations administered by OFAC, and related Securities and Exchange Commission, self-regulatory organization or other agency rules and regulations, and has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance.

(g) OFAC. Neither (i) Buyer, any Affiliate of Buyer nor any person controlled by Buyer; nor (ii) to the best of knowledge of Buyer, after making due inquiry, any person who owns a controlling interest in or otherwise controls Buyer; nor (iii) to the best of knowledge of Buyer, after making due inquiry, if Buyer is a privately held entity, any person otherwise having a direct or indirect beneficial interest (other than with respect to an interest in a publicly traded entity) in Buyer; nor (iv) any person for whom Buyer is acting as agent or nominee in connection with this investment, is a country, territory, person, organization, or entity named on an OFAC List, nor is a prohibited country, territory, person, organization, or entity under any economic sanctions program administered or maintained by OFAC.

(h) Senior Foreign Political Figure. Unless disclosed in writing to Seller on the date hereof, Buyer is not a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure, that Buyer is not controlled by a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure, and that, to the best of Buyer’s knowledge, after making due inquiry, none of the direct or indirect owners of Buyer (other than any owner(s) of any interest(s) in a publicly-traded entity) is a Senior Foreign Political Figure, or an Immediate Family Member or a Close Associate of a Senior Foreign Political Figure.

Section 8.2 Buyer’s Independent Investigation.

8.2.1 Buyer has been given, or will be given before the end of the Due Diligence Period, a full opportunity to inspect and investigate the Property and the Cowboys Ownership Interests, either independently or through agents of Buyer’s choosing, including, without limitation:

(a) All matters relating to title, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements, and building codes;

(b) The physical condition and aspects of the Property and Cowboys Golf Club, including, without limitation, the interior, the exterior, the square footage within the improvements on the Real Property, the structures, the paving, the utilities, and all other physical and functional aspects of the Property and Cowboys Golf Club, including, without limitation, an examination for the presence or absence of Hazardous Materials, which shall be performed or arranged by Buyer at Buyer’s sole expense;

(c) Any easements and/or access rights affecting the Property;

(d) The Contracts, the Licenses and Permits, the Cowboys Contracts and any other documents or agreements of significance affecting the Property or the Cowboys Ownership Interests; and

(e) All other matters of material significance affecting the Property or the Cowboys Ownership Interests or delivered to Buyer by Seller in accordance with Article 4 of this Agreement.

8.2.2 THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN SELLER, EAGL PARENT AND BUYER, THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER, EAGL PARENT AND BUYER, AND BUYER HAS CONDUCTED, OR WILL CONDUCT, ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY AND THE COWBOYS OWNERSHIP INTERESTS. OTHER THAN THE MATTERS REPRESENTED IN SECTIONS 7.1 AND 7.2 HEREOF AND THOSE SET FORTH IN ANY OF THE PROPERTY SELLER’S DOCUMENTS AND THE EAGL SELLER’S DOCUMENTS, AS SUCH MAY BE LIMITED BY SECTION 7.3 HEREOF (PROVIDED SUCH LIMITATIONS SHALL NOT APPLY TO THE ASSIGNMENT AND ASSUMPTION OF LAKE CONCESSION AGREEMENT, THE ASSIGNMENT AND ASSUMPTION OF MANSFIELD LEASE AGREEMENT AND THE BILL OF SALE AND ASSIGNMENT AGREEMENTS TO BE DELIVERED AT CLOSING), BUYER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR EAGL PARENT OR ANY OF THEIR AGENTS OR REPRESENTATIVES, AND BUYER HEREBY

ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS HAVE BEEN MADE. EXCEPT AS PROVIDED IN SECTIONS 7.1 AND 7.2 HEREOF AND IN THE PROPERTY SELLER’S DOCUMENTS AND THE EAGL SELLER’S DOCUMENTS, AS SUCH MAY BE LIMITED BY SECTION 7.3 HEREOF (PROVIDED SUCH LIMITATIONS SHALL NOT APPLY TO THE ASSIGNMENT AND ASSUMPTION OF LAKE CONCESSION AGREEMENT, THE ASSIGNMENT AND ASSUMPTION OF MANSFIELD LEASE AGREEMENT AND THE BILL OF SALE AND ASSIGNMENT AGREEMENTS TO BE DELIVERED AT CLOSING), SELLER AND EAGL PARENT SPECIFICALLY DISCLAIM, AND NEITHER SELLER NOR EAGL PARENT NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO BUYER AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR EAGL PARENT OR RELIED UPON BY BUYER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, THE COWBOYS GOLF CLUB OR THE COWBOYS OWNERSHIP INTEREST, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (e) ANY CLAIM BY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, WITH RESPECT TO THE IMPROVEMENTS OR THE PERSONAL PROPERTY, (f) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY, COWBOYS GOLF CLUB OR THE COWBOYS OWNERSHIP INTERESTS AND (g) THE COMPLIANCE OR LACK THEREOF OF THE REAL PROPERTY OR THE IMPROVEMENTS, THE COWBOYS OWNERSHIP INTERESTS OR THE COWBOYS GOLF CLUB WITH GOVERNMENTAL REGULATIONS, IT BEING THE EXPRESS INTENTION OF SELLER. EAGL PARENT AND BUYER THAT, EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 7.1 AND 7.2 HEREOF AS SUCH MAY BE LIMITED BY SECTION 7.3 HEREOF (PROVIDED SUCH LIMITATIONS SHALL NOT APPLY TO THE ASSIGNMENT AND ASSUMPTION OF LAKE CONCESSION AGREEMENT, THE ASSIGNMENT AND ASSUMPTION OF MANSFIELD LEASE AGREEMENT AND THE BILL OF SALE AND ASSIGNMENT AGREEMENTS TO BE DELIVERED AT CLOSING), THE PROPERTY AND COWBOYS OWNERSHIP INTERESTS WILL BE CONVEYED AND TRANSFERRED TO BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS”, WITH ALL FAULTS. Buyer represents that it is a knowledgeable, experienced and sophisticated buyer of real estate, including golf courses, and that it is relying solely on its own expertise and that of Buyer’s consultants in purchasing the Property and Cowboys Ownership Interests and that it is receiving reasonably equivalent value in consummating the transactions contemplated hereby. Buyer acknowledges and agrees that it will have the opportunity to conduct such inspections, investigations and other independent examinations of the Property and Cowboys Ownership Interests and related matters, including but not limited to the physical and environmental conditions thereof, during the Due Diligence Period and, except as set forth in Sections 7.1 and 7.2 and in the Property Seller’s Documents and EAGL Seller’s Documents, as such may be limited by Section 7.3 (provided such limitation shall not apply to the Assignment and Assumption of Lake Concession Agreement, the Assignment and Assumption of Mansfield Lease Agreement, and the Bill of Sale and Assignment Agreements to be delivered at Closing), Buyer will rely upon same and not upon any statements of Seller, EAGL Parent or of any officer, director, employee, agent or attorney of Seller. Buyer acknowledges that all information obtained by Buyer will be obtained from a variety of sources and Seller and EAGL Parent will not be deemed to have represented or warranted the completeness, truth or accuracy of any of the Due Diligence Items or other such information heretofore or hereafter furnished to Buyer. Upon Closing, Buyer will assume the risk that adverse matters, including, but not limited to, adverse physical and environmental conditions, may not have been revealed by Buyer’s inspections and investigations. Buyer acknowledges and agrees that upon Closing, Seller will sell and convey to Buyer, and Buyer will accept the Property and Cowboys Ownership Interests “AS IS, WHERE IS,” with all faults. Buyer further acknowledges and agrees that there are no oral agreements, warranties or representations, collateral to or affecting the Property or Cowboys Ownership Interests, by Seller, EAGL Parent, any agent of Seller or EAGL Parent or any third party. Neither Seller nor EAGL Parent is liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property or Cowboys Ownership Interests furnished by any real estate broker, agent, employee, servant or other person, unless the same are specifically set forth or referred to herein. Buyer acknowledges that the Purchase Price reflects the “as is, where is” nature of this sale and any faults, liabilities, defects or other adverse matters that may be associated with the Property and Cowboys Ownership Interests. BUYER, WITH BUYER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT, AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF. BUYER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT, AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE PROPERTY AND COWBOYS OWNERSHIP INTERESTS TO BUYER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMER AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT. THE TERMS AND CONDITIONS OF THIS SECTION 8.2.2 WILL EXPRESSLY SURVIVE THE CLOSING, WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS.

Section 8.3 Buyer’s Release of Seller.

8.3.1 Seller Released From Liability. Buyer, on behalf of itself and its agents, heirs, successors and assigns, waives, releases, acquits and forever discharges Seller and

EAGL Parent and their respective affiliates, owners, officers, directors, partners, employees, agents and representatives of and from any and all claims actions, causes of actions, demands, rights, damages, costs, expenses or compensation whatsoever, direct or indirect, known or unknown foreseen or unforeseen, which Buyer or any of Buyer’s heirs, successors, or assigns now has or which may arise in the future on account of or in any way related to or in connection with the condition (including its physical condition and its compliance with applicable laws, and the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property or the Cowboys Golf Club under current or future federal, state and local laws, regulations or guidelines), valuation, salability or utility of the Property, the Cowboys Ownership Interests and the Cowboys Golf Club, their suitability for any purpose whatsoever and any past, present or future aspect, feature, characteristic, circumstance or condition arising out of or in connection with the Property, the Cowboys Ownership Interests or the Cowboys Golf Club, except to the extent that such responsibility or liability is the result of the breach (if any) of Seller’s or Eagl Parent’s representations under Sections 7.1 and 7.2 hereof, as limited by Section 7.3, or the Retained Liabilities. THE FOREGOING WAIVER AND RELEASE SHALL APPLY TO ANY AND ALL SUCH CLAIMS WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SELLER AND/OR MATTER WHICH CREATED ANY STRICT LIABILITY UNDER APPLICABLE ENVIRONMENTAL LAWS.

8.3.2 Buyer’s Waiver of Objections. Buyer acknowledges that it has inspected the Property, the Cowboys Ownership Interests and the Cowboys Golf Club, observed their physical characteristics and existing conditions and had, or will have, the opportunity to conduct such investigation and study on and of said Property, Cowboys Ownership Interests and Cowboys Golf Club and adjacent areas as it deemed necessary, and subject to Seller’s and EAGL Parent’s responsibility for any breach of the warranties and representations contained in Sections 7.1 and 7.2 of this Agreement (as limited by Section 7.3 of this Agreement), hereby waives any and all objections to or complaints (including but not limited to actions based on federal, state or common law and any private right of action under CERCLA, RCRA or any other state and federal law to which the Property, the Cowboys Ownership Interests and Cowboys Golf Club are or may be subject) regarding physical characteristics and existing conditions, including without limitation structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property, the Cowboys Ownership Interests or Cowboys Golf Club. Buyer further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property, Cowboys Ownership Interests and the Cowboys Golf Club, and the risk that adverse physical characteristics and conditions, including without limitation the presence of Hazardous Materials or other contaminants, may not be revealed by its investigation.

8.3.3 Survival. The foregoing waivers and releases by Buyer shall survive either (a) the Closing and shall not be deemed merged into any of the Property Seller’s Documents or EAGL Seller’s Documents, or (b) any termination of this Agreement.

Section 8.4 Discharge. Notwithstanding any other provisions contained herein, or in any document or instrument delivered in connection with the transfer contemplated hereby, to the contrary (including, without limitation, any language providing for survival of certain provisions hereof or thereof), Buyer hereby acknowledges and agrees that (a) prior to Closing, Buyer’s sole recourse in the event of a breach by Seller or EAGL Parent shall be as set forth in Section 6.1 hereof, and (b) Seller and EAGL Parent shall, upon consummation of Closing, be deemed to have satisfied and fulfilled all of Seller’s and EAGL Parent’s covenants, indemnities, and obligations contained in this Agreement and the documents delivered pursuant hereto, and Seller and EAGL Parent shall have no further liability to Buyer or otherwise with respect to this Agreement, the transfers contemplated hereby, or any documents delivered pursuant hereto, except to the extent of any obligation or liability Seller or EAGL Parent may have under Sections 7.1 and 7.2 as to which Seller’s and EAGL Parent’s liability, if any, shall be limited as provided in Section 7.3 and under Section 11.11.

ARTICLE 9 - MAINTENANCE OF PROPERTY

From the date hereof until the Closing, and except as otherwise consented to or approved by Buyer, Seller covenants and agrees with Buyer as follows:

Section 9.1 Certain Interim Operating Covenants. Seller covenants to Buyer that Seller will: from the Effective Date until Closing or earlier termination of this Agreement, (i) continue to operate, manage and maintain the Improvements and the Cowboys Golf Club in the Ordinary Course of Business, subject to ordinary wear and tear and further subject to Section 11.2, (ii) maintain fire and extended coverage insurance on the Property and the Cowboys Golf Club which is at least equivalent in all material respects to the insurance policies covering the Land and the Improvements as of the Effective Date; and (iii) prior to the end of the Due Diligence Period, consult with and provide Buyer with copies of any new material contracts or agreements with respect to the Property and the Cowboys Golf Club prior to Seller entering into any such matter; provided, however, Seller shall have the sole authority to determine if it will enter into any such matter. Seller covenants to Buyer that following the expiration of the Due Diligence Period until Closing or the sooner termination of this Agreement, that Seller will not (i) enter into any new contracts or agreements with respect to the Property or the Cowboys Golf Club other than contracts entered into in the Ordinary Course of Business or those which are terminable as of the Closing Date without payment of any fees or penalty or unless Buyer consents thereto in writing, which approval shall not be unreasonably withheld, delayed or conditioned, or (ii) renew, extend, modify or replace any of the Contracts unless such is in the ordinary course of business or is terminable as of the Closing Date without payment of any fees or penalty or unless Buyer consents thereto in writing, which approval shall not be unreasonably withheld, delayed or conditioned. As used in this Section 9.1, a contract will be deemed to be entered into in the Ordinary Course of Business unless the terms of the contract require Seller or Buyer, as Seller’s assignee to expend funds in excess of an aggregate of TEN THOUSAND DOLLARS ($10,000.00) over the term of the contract (but not in connection with a revenue generating contract [for example, banquet agreements and tournament agreements]), and the contract cannot be terminated without penalty of fees or penalty upon thirty (30) days notice. Notwithstanding anything in this Section 9.1 to the contrary, all obligations of Cowboys Seller with respect to the Cowboys Golf Club shall be subject in all respects to the Cowboys LP Agreement and the rights of Blue Star thereunder.

Section 9.2 Liquor Licenses. Buyer acknowledges that (i) the alcoholic beverage licenses for the sale of alcoholic beverages at the Golf Clubs are not transferable, and as such Buyer may need to obtain its own alcoholic beverage licenses if it desires to serve alcoholic beverages at the Golf Clubs. Notwithstanding the foregoing, the liquor license at Cowboys Golf Club is not being transferred pursuant to this transaction.

9.2.1 New Alcoholic Beverage Licenses. If Buyer desires to obtain new alcoholic beverages licenses permitting Buyer (or Buyer’s Tenant) to serve alcoholic beverages at any Golf Club then, (i) commencing at any time after the Effective Date and continuing until the Closing Date, Buyer and Seller (if any action of Seller is required), shall, at the sole cost and expense of Buyer, use reasonable efforts to obtain all governmental approvals necessary to obtain such new alcoholic beverage licenses as soon as reasonably possible, but in any event not sooner than the Closing Date; and (ii) Buyer shall follow all legal procedures and processes necessary or advisable for Buyer to obtain the new alcoholic beverage licenses.

9.2.2 Assumption of Operations Under Private Alcohol Club Permits. If Buyer desires to assume operations under any private alcohol club permits, then (i) commencing at any time after the Effective Date and continuing until the Closing Date, Buyer and Seller may, at the sole cost and expense of Buyer, use reasonable efforts to obtain all governmental approvals necessary to transfer the operations under the private alcohol club permits to Buyer as soon as reasonable possible, but in any event not sooner than the Closing Date; and (ii) Seller and Buyer shall follow all legal procedures and processes necessary or advisable to accomplish the transfer of operations under the private alcohol club permits to Buyer. Seller shall cause the current officers and directors of said private alcohol clubs to resign such positions effective as of Closing Date, unless such officers and directors wish to continue such positions subsequent to the Closing Date and Buyer approves of same.

9.2.3 No Effect on Agreement. Buyer acknowledges and agrees that the Purchase Price shall not be reduced, and Buyer shall not otherwise be entitled to any compensation, in the event any or all new alcoholic beverage licenses are not obtained by Buyer. Buyer’s purchase of the Property is not contingent upon Buyer’s obtaining any new alcoholic beverage licenses. Buyer expressly waives any right of rescission which might otherwise exist if Buyer is unable to obtain any or all alcoholic beverage licenses.

9.2.4 Interim Liquor Management Agreement. Without limiting or otherwise affecting the provisions of this Section 9.2, if Buyer has not obtained new liquor licenses with respect to the Golf Clubs by the Closing, and if permitted under applicable law, then, so long as Buyer notifies Seller in writing at least seven (7) Business Days before the Closing that Buyer elects to enter into the same with Seller, Seller and Buyer shall execute and deliver, at the Closing, an interim management agreement (each, an “Interim Liquor Management Agreement”) with respect to the applicable Golf Club in form and content reasonably acceptable to Seller to allow Buyer to operate the alcoholic beverage operations at the applicable Golf Clubs utilizing the same liquor licenses which Seller currently utilizes. The term of the Interim Liquor Management Agreement shall be from the Closing Date through the earlier of the date which is ninety (90) days thereafter, or the date Buyer obtains its own liquor license for the applicable Golf Clubs. Under the Interim Liquor Management Agreement, among other things, (i) Buyer shall name Seller as an additional insured on Buyer’s commercial general liability insurance policy (which policy must contain a liquor service endorsement); (ii) Buyer and Seller shall use reasonable efforts to maintain in full force and effect, and if necessary renew, each applicable liquor license during the term of the Interim Liquor Management Agreement; and (iii) Buyer shall protect, defend, indemnify and hold harmless Seller from and against any and all Claims arising out of or in connection with the alcoholic beverage operations at the Golf Courses after the Closing.

ARTICLE 10 - CLOSING AND CONDITIONS

Section 10.1 Escrow Instructions. Upon execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with the Title Company, and this Agreement shall serve as escrow instructions to the Title Company as the escrow holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

Section 10.2 Closing. The closing hereunder (“Closing”) shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made through escrow at Escrow Agent’s office on November 16, 2006 or such other date and time as Buyer and Seller may mutually agree upon in writing (the “Closing Date”). The Closing Date may not be extended without the prior written approval of both Seller and Buyer. Subject to Seller’s delivery of the documents set forth in Section 10.3 into escrow with the Escrow Agent, no later than 10:00 a.m. Central Time on the Closing Date, Buyer shall deposit in escrow with the Escrow Agent the Purchase Price (subject to adjustments described in Section 10.6), together with all other costs and amounts to be paid by Buyer at the Closing pursuant to the terms of this Agreement, by Federal Reserve wire transfer of immediately available funds to an account to be designated by the Escrow Agent. Subject to Seller’s delivery of the documents set forth in Section 10.3 into escrow with the Escrow Agent, no later than 11:00 a.m. Central Standard Time on the Closing Date, Buyer will cause the Escrow Agent to (i) pay to Seller by Federal Reserve wire transfer of immediately available funds to an account designated by Seller, the Purchase Price (subject to adjustments described in Section 10.5), less any costs or other amounts to be paid by Seller at Closing pursuant to the terms of this Agreement, and (ii) pay all appropriate payees the other costs and amounts to be paid by Buyer at Closing pursuant to the terms of this Agreement and Seller will direct the Escrow Agent to pay to the appropriate payees out of the proceeds of Closing payable to Seller, all costs and amounts to be paid by Seller at Closing pursuant to the terms of this Agreement.

Section 10.3 Seller’s Closing Documents and Other Items. At or before Closing, Seller shall deposit into escrow the following items:

10.3.1 Two (2) original counterparts of an assignment and assumption of concession agreement with respect to the Lake Concession Agreement duly executed by Lake Seller in the form attached hereto as Exhibit D (the “Assignment and Assumption of Lake Concession Agreement”);

10.3.2 Two (2) original counterparts of an assignment and assumption of lease agreement with respect to the Mansfield Lease Agreement duly executed by Mansfield Seller in the form attached hereto as Exhibit E (the “Assignment and Assumption of Mansfield Lease Agreement”);

10.3.3 One (1) original of the Termination of Development Agreement in the form attached hereto as Schedule 10.3.3;

10.3.4 Two (2) original counterparts of Bill of Sale and Assignment Agreements with respect to (i) the transfer of the Lake Personal Property and the Mansfield Personal Property each in the form attached hereto as Exhibit G (collectively, the Bill of Sale and Assignment Agreements”) duly executed by Lake Seller, Mansfield Seller or EAGL, as applicable; provided, however, for purposes of the Bill of Sale and Assignment Agreements, the Personal Property shall not include the Contracts, the Warranties and Guaranties and the Licenses and Permits which all shall be assigned by separate documents;

10.3.5 Two (2) original counterparts of assignments and assumptions with respect to the Lake Contracts and the Mansfield Contracts (collectively, the “Assignments and Assumptions of Contracts”) each in the form attached hereto as Exhibit H duly executed by Lake Seller, Mansfield Seller or EAGL, as applicable;

10.3.6 Two (2) original counterparts of assignments and assumptions with respect to the Lake Water Documents and the Mansfield Effluent Discharge Rights (collectively, the “Assignments of Water Documents”) each in the form attached hereto as Exhibit I, duly executed by Lake Seller or Mansfield Seller, as applicable;

10.3.7 Two (2) original counterparts of assignments and assumptions with respect to the Lake warranties and guaranties and Lake Licenses and Permits and the Mansfield warranties and guaranties and Mansfield Licenses and Permits (collectively, the “Assignments and Assumptions of Warranties and Guaranties, and Licenses and Permits”) each in the form attached hereto as Exhibit J, duly executed by Lake Seller or Mansfield Seller, as applicable;

10.3.8 Two (2) original counterparts of an assignment and assumption of one hundred percent (100%) of the limited liability company interest in Grapevine Golf, L.L.C. ( the “Assignment and Assumption of Cowboys GP Interest”) in the form attached hereto as Exhibit K, duly executed by EAGL;

10.3.9 Two (2) original counterparts of an assignment and assumption of Cowboys LP Interest (the “Assignment and Assumption of Cowboys LP Interest”) in the form attached hereto as Exhibit L, duly executed by EAGL;

10.3.10 Two (2) duly executed counterparts of the Seller’s Certificate regarding representations and warranties to be provided pursuant to Section 7.1 hereof;

10.3.11 Affidavits pursuant to Section l445(b)(2) of the Code, and on which Buyer is entitled to rely, executed by each of Seller stating that each Seller respectively is not a “foreign person” within the meaning of Section l445(f)(3) of the Code;

10.3.12 If applicable, duly completed and signed real estate transfer tax declarations;

10.3.13 Two (2) duly executed counterparts of the Closing Statements; and

10.3.14 Such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the purchase of the Property as contemplated by this Agreement.

Section 10.4 Buyer’s Closing Documents and Other Items. At or before Closing, Buyer shall deposit into escrow the following items:

10.4.1 The balance of the Purchase Price and such additional funds as are necessary to close this transaction;

10.4.2 Two (2) executed counterparts of the Assignment and Assumption of Concession Agreement;

10.4.3 Two (2) executed counterparts of the Assignment and Assumption of Mansfield Lease Agreement;

10.4.4 Two (2) executed counterparts of the Assignment and Assumption of Mansfield Development Agreement;

10.4.5 Two (2) executed counterparts of the Assignments and Assumptions of Contracts;

10.4.6 Two (2) executed counterparts of the Assignments of Water Documents;

10.4.7 Two (2) executed counterparts of the Assignments and Assumption of Warranties and Guaranties and Licenses and Permits;

10.4.8 Two (2) executed counterparts of the Assignment and Assumption of Cowboys GP Interest;

10.4.9 Two (2) executed counterparts of the Assignment and Assumption of Cowboys LP Interest;

10.4.10 Documentation to establish to Seller’s reasonable satisfaction the due authority of Buyer’s acquisition of the Property and Buyer’s delivery of the documents required to be delivered by Buyer pursuant to this Agreement including, but not limited to, the organizational documents of Buyer, as they may have been amended from time to time, resolutions of Buyer and incumbency certificates of Buyer;

10.4.11 Two (2) duly executed counterparts of the Closing Statements; and

10.4.12 Such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the purchase of the Property as contemplated by this Agreement.

Section 10.5 Actions at Closing. On the Closing Date, Escrow Holder shall do the following:

10.5.1 Deliver to Buyer (i) a fully executed original (in counterparts, if applicable) of the Assignment and Assumption of Lake Concession Agreement, the Assignment and Assumption of Mansfield Lease Agreement, the Assignment and Assumption of Mansfield Development Agreement, the Bill of Sale and Assignment Agreements, the Assignments and Assumptions of Contracts, the Assignments of Water Documents, the Assignments and Assumptions of Warranties and Guaranties and Licenses and Permits, the Assignment and Assumption of Cowboys GP Interest, the Assignment and Assumption of Cowboys LP Interest and the other documents required to be delivered by Seller to Escrow Holder pursuant to Section 10.3, (ii) the Title Policy in accordance with Section 5.3, (iii) the final Closing Statements, and (iv) conformed copies of the recorded documents;

10.5.2 Deliver to Seller (i) the Purchase Price (less any prorations and costs to be paid by Seller pursuant to Sections 10.6, (ii) fully executed originals (in counterparts) of each Assignment and Assumption of Lake Concession Agreement, the Assignment and Assumption of Mansfield Lease Agreement, Bill of Sale and Assignment Agreements, Assignments and Assumptions of Contracts, Assignments of Water Documents, Assignments and Assumptions of Warranties and Guaranties and Licenses and Permits, the Assignment and Assumption of Cowboys GP Interest and the Assignment and Assumption of Cowboys LP Interest, (iii) the final Closing Statements, and (iv) conformed copies of the recorded documents.

Section 10.6 Prorations and Closing Costs.

10.6.1 Property Seller and Buyer agree to adjust, as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Proration Time”), for the proration items listed in this Section 10.6 (collectively, the “Proration Items”):

(a) All taxes and assessments on the Property for all prior years and all current year taxes and assessments that are due and payable on or before the Closing shall have been paid by Seller on or before the Closing, subject to proration with Buyer to be responsible for taxes and assessments relating to the period after the Proration Time. Accrued but not yet payable general real estate, personal property and ad valorem taxes and assessments for the current year only shall be prorated on the basis of the most recent available information, as adjusted by any known charges relating to the period during which the Closing occurs.

(b) All charges for gas, electricity, water, telephone, sewer and other utilities shall be prorated as of the Proration Time, based on meter reading (if available) taken on the day prior to Closing, or on the basis of the most recent available information, as reasonably adjusted to account for known variances from usage that would not otherwise be reflected in such information. Buyer shall transfer all utilities to its own name or Premier’s name on the Closing Date. Seller shall reasonably cooperate with Buyer to transfer the utilities into Buyer’s or Premier’s name in connection with the Closing.

(c) Any income or expense items under the Contracts shall be prorated as of the Proration Time.

(d) All periodic membership dues or other periodic membership charges (other than membership initiation fees, which shall not be prorated) that have been collected by Property Seller shall be prorated as of the Proration Time.

(e) Buyer shall receive a credit to the Purchase Price in the amount of all deposits for Bookings to take place on or after the Closing.

(f) Buyer shall receive a credit to the Purchase Price for fifty percent (50%) for all merchandise gift certificates and rain checks redeemable at the Golf Club and sold or issued before the Closing but neither redeemed nor expired as of the Closing.

(g) Buyer shall pay to Property Seller at Closing an amount for Seller’s Receivables as provided below (the “Seller’s Receivables Amount”). Seller’s Receivables which are sixty (60) days or less old from the initial billing date shall be paid at one hundred percent (100%). Seller’s Receivables which are more than sixty (60) days but less than one hundred twenty (120) days old from the initial billing date shall be paid at fifty percent (50%). Seller’s Receivables which are one hundred twenty (120) days old or greater shall be paid at zero percent (0%). The term “Seller’s Receivables” means: (1) delinquent or uncollected membership dues and charges or fees, golf cart fees, handicap fees, driving range fees, golf club storage fees, locker fees and trail fees with respect to the Golf Clubs as of the Proration Time; (2) unpaid amounts with respect to tournaments, banquets, meetings and other functions held at the Golf Clubs prior to the Proration Time; and (3) any other receivables of Property Seller with respect to the Golf Clubs which, as of the Proration Time, are payable or past due.

(h) Buyer shall pay to Property Seller an amount equal to Property Seller’s cost for the Goods and Inventory.

(i) Any other items of income or expense with respect to the Property shall be prorated as of the Proration Time. Without limiting the generality of the preceding sentence, (i) accounts receivable that represent billings for goods and services to be rendered after the Proration Time shall be for the account of Buyer, (ii) pre-paid expense which are intended to benefit to the Property after the Proration Time shall be borne by Buyer, and (iii) refunds to the extent relating to the period on or prior to the Proration Time shall be for the account of Property Seller.

10.6.2 Property Seller will be charged and credited for the amounts of all of the Proration Items relating to the period up to and including the Proration Time, and Buyer will be charged and credited for all of the Proration Items relating to the period after the

Proration Time. Preliminary estimated Closing prorations shall be set forth on preliminary closing statements to be prepared by Property Seller and submitted to Buyer for Buyer’s approval prior to the Closing Date (the “Closing Statements”). The Closing Statements, once agreed upon, shall be signed by Buyer and Property Seller and delivered to the Escrow Agent for purposes of making the preliminary proration adjustment at Closing subject to the final cash settlement provided for below. The preliminary proration shall be paid at Closing by Buyer to Property Seller (if the preliminary prorations result in a net credit to Property Seller) or by Property Seller to Buyer (if the preliminary prorations result in a net credit to Buyer) by increasing or reducing the cash to be delivered by Buyer in payment of the Purchase Price at the Closing. If the actual amounts of the Proration Items are not known as of the Proration Time, the prorations will be made at Closing on the basis of the best evidence then available; thereafter, when actual figures are received (not to exceed 60 days after closing), re-prorations will be made on the basis of the actual figures, and a final cash settlement will be made between Property Seller and Buyer. No prorations will be made in relation to insurance premiums, and Property Seller’s insurance policies will not be assigned to Buyer. Final readings and final billings for utilities will be made if possible as of the Proration Time, in which event no proration will be made at Closing with respect to utility bills. Property Seller will be entitled to all deposits presently in effect with the utility providers, and Buyer will be obligated to make its own arrangements for deposits with the utility providers. For purposes of calculation prorations, Buyer shall be entitled to the income from the Property and responsible for the expenses of the Property, for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the Proration Time and based upon a three hundred sixty-five (365) day year. Except as set forth in this Section 10.6.1, all items of income and expense for the period prior to the Closing Date will be for the account of Property Seller, and all items of income and expense for the period on and after the Closing Date will be for the account of Buyer, all as determined by the accrual method of accounting. The provisions of this Section 10.6.2 will survive the Closing for a period of twelve (12) months.

10.6.3 Property Seller shall pay (a) the cost of releasing or reconveying any mortgage or deed of trust encumbering the Property for any portion of Property Seller’s debt not assumed by Buyer, (b) one-half of the Escrow Agent’s escrow fee and (c) any additional costs and charges customarily charged to sellers in accordance with common escrow practices in Dallas County, Texas, other than those costs and charges specifically required to be paid by Buyer hereunder. Buyer shall pay (a) one-half of the Escrow Agent’s escrow fee, (b) all of the costs associated with the issuance of the Title Commitment and Title Policy, including the costs of any endorsements Buyer may require in accordance with Section 5.3, (c) the recording fees required in connection with the transfer of the Property to Buyer, and (d) any additional costs and charges customarily charged to buyers in accordance with common escrow practices in Dallas County, Texas, other than those costs and charges specifically required to be paid by Property Seller hereunder. In addition to the foregoing, Buyer shall be responsible for any costs of updating the Existing Surveys or otherwise conforming the Existing Surveys to the requirements for issuance of the Title Policy or for any new survey that may be required for issuance of the Title Policy.

10.6.4 Notwithstanding anything in this Section 10.6 to the contrary, there shall be no prorations of any kind with respect to the sale of the Cowboys Owner or the Cowboys Golf Club.

Section 10.7 Broker. Buyer hereby represents and warrants to Seller that it did not employ or use any broker or finder to arrange or bring about this transaction, and that there are no claims or rights for brokerage commissions or finder’s fees in connection with the transactions contemplated by this Agreement, other than the commission (“Broker’s Commission”) required to be paid by Seller to Broker pursuant to a separate agreement between Seller and Broker. Seller hereby represents and warrants to Buyer that Seller has not employed any broker with respect to this transaction, other than Broker, and Seller shall only pay the Broker’s Commission. If any person brings a claim for a commission or finder’s fee based upon any contact, dealings, or communication with Buyer in connection with the transactions contemplated by this Agreement, other than Broker, then Buyer shall defend Seller from such claim, and shall indemnify Seller and hold Seller harmless from any and all costs, damages, claims, liabilities, or expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Seller with respect to the claim. The provisions of this Section 10.7 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement and shall not be subject to the six (6) month limitation set forth in Section 7.3.

Section 10.8 Expenses. Except as provided in Sections 10.6 and 10.7, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, in the case of Buyer, all third-party engineering and environmental review costs and all other Due Diligence costs.

Section 10.9 Estoppel Certificate. Seller shall use commercially reasonable efforts to assist Buyer, at no cost to Seller, in obtaining estoppel certificates from any third-party (the “Third-Party Estoppels”). The obtaining of a Third-Party Estoppel shall not in any event be a condition to the Closing.

ARTICLE 11 – MISCELLANEOUS

Section 11.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by a written agreement signed by Buyer and Seller.

Section 11.2 Risk of Loss and Insurance Proceeds.

11.2.1 Minor Loss. Buyer shall be bound to purchase the Property and Cowboys Ownership Interests for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to the Property or the Cowboys Golf Club or destruction of any improvements thereon or condemnation of any portion of the Property or the Cowboys Golf Club, provided that: (a) the cost to repair any such damage or destruction, or the diminution in the value of the remaining Property and the Cowboys Golf Club as a result of a partial condemnation, is equal to less than ten percent (10%) of the Purchase Price on an aggregate basis and on an individual basis for the Golf Clubs and the Cowboys Golf Club is equal to or less than twenty percent (20%) of the portion of the Purchase Price allocated to the affected Golf Club or the Cowboys Ownership Interest as shown on Schedule 11.2.1 attached hereto, and (b) upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation to the Property, plus the amount of any insurance deductible, less any sums expended by Seller toward the restoration or repair of the Property or in collecting such insurance proceeds or condemnation awards. If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums paid to third parties prior to the Closing to repair or restore the Property or for sums reasonably paid to third parties to collect any such proceeds or awards. Notwithstanding anything herein to the contrary, the parties acknowledge and agree that there shall be no credit or assignment of insurance or condemnation proceed with respect to the Cowboys Golf Club, as the handling of such proceeds is subject to the terms of the Cowboys LP Agreement.

11.2.2 Major Loss. If the amount of the damage or destruction or condemnation as specified above exceeds ten percent (10%) of the Purchase Price on an aggregate basis or on an individual basis for the Golf Clubs and Cowboys Golf Club, twenty percent (20%) of the portion of the Purchase Price allocated to the affected Golf Club as shown on Schedule 11.2.2 attached hereto, then Buyer may at its option, to be exercised by written notice to Seller within ten (10) business days of Seller’s notice of the occurrence of the damage or destruction or the commencement of condemnation proceedings, terminate this Agreement. Buyer’s failure to elect to terminate this Agreement within said ten business day period shall be deemed an election by Buyer to consummate this purchase and sale transaction. If Buyer elects to terminate this Agreement within such ten business day period, the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except as provided in Sections 4.5, 4.6, 4.7, 10.7 and 11.11. If Buyer elects or is deemed to have elected to proceed with the purchase, then upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any sums expended by Seller toward the restoration or repair of the Property or in collecting such insurance proceeds or condemnation awards. If the proceeds or awards have not been collected as of the Closing, then (i) such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums paid to third parties prior to the Closing to repair or restore the Property or for sums reasonably paid to third parties to collect any such proceeds or awards, and (ii) the Purchase Price shall be credited by the amount of any applicable finance deductible. Notwithstanding anything herein to the contrary, the parties acknowledge and agree that there shall be no credit or assignment of insurance or condemnation proceed with respect to the Cowboys Golf Club, as the handling of such proceeds is subject to the terms of the Cowboys LP Agreement.

Section 11.3 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the following address:

If to Seller:	c/o Westbrook Real Estate Partners, L.L.C. 13155 Noel Road Suite 700 Dallas, Texas 75240 Attn: Patrick K. Fox, Esq. David Hanan Facsimile: (972) 934-8333

and to:	c/o Evergreen Alliance Golf Limited, L.P. 4851 LBJ Freeway, Suite 600 Dallas, Texas 75244 Attn: Joe R. Munsch Lynn Marie Mallery, Esq. Barry Richards Facsimile: (214) 722-6052

and to:	Addison Law Firm 14901 Quorum Drive, Suite 650 Dallas, Texas 75254 Attn: Matthew C. Martin, Esq. Dallas Addison, Esq. Facsimile: (972) 960-7719

If to Buyer:

CNL INCOME PARTNERS, LP

450 South Orange Avenue, 5th Floor

Orlando, Florida 32802

Attention: Tammie A. Quinlan,

Chief Financial Officer

Attention: Amy Sinelli, Vice President

Corporate Counsel

Facsimile: 407-540-2544

with Copies to:	Lowndes, Drosdick, Doster, Kantor & Reed, P.A. 215 N. Eola Drive Orlando, Florida 32802 Attention: William T. Dymond, Esq. Facsimile: 407-843-4444

If to EscrowAgent:	The Talon Group, a division of First American Title Insurance Company 111 N. Orange Avenue, Suite 1285 Orlando, Florida 32901 Attn: Michael Moore, Esq. Facsimile: 888-216-9941

Any such notices may be sent by (a) certified mail, return receipt requested, in which case notice shall be deemed delivered five (5) business days after deposit, postage prepaid in the U.S. mail, (b) a nationally recognized overnight courier, in which case notice shall be deemed delivered one (1) business day after deposit for next business day delivery with such courier, or (c) facsimile transmission, in which case notice shall be deemed delivered upon electronic verification that transmission to recipient was completed. The above addresses and facsimile numbers may be changed by written notice to the other party; provided that no notice of a change of address or facsimile number shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

Section 11.4 Assignment. Buyer and Seller shall not have the right to assign this Agreement, without the prior written consent of the other party. Notwithstanding the foregoing, Buyer and Seller may each assign (a) their interests herein to an Affiliate of such assigning party and (b) their rights (but not obligations) herein to any party which is not an Affiliate for the purposes of effectuating an exchange of properties under Section 1031 of the Code, provided that any such assignment does not relieve the assigning party of its obligations hereunder. This Agreement will be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns, and no other party will be conferred any rights by virtue of this Agreement or be entitled to enforce any of the provisions hereof. Whenever a reference is made in this Agreement to Seller or Buyer, such reference will include the successors and permitted assigns of such party under this Agreement.

Section 11.5 Governing Law and Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. ANY ACTION ARISING OUT OF THIS AGREEMENT MUST BE COMMENCED BY BUYER OR SELLER IN THE STATE COURTS OF THE STATE OF TEXAS AND EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF THE ABOVE COURT IN ANY SUCH ACTION AND TO THE LAYING OF VENUE IN THE STATE OF TEXAS. ANY PROCESS IN ANY SUCH ACTION SHALL BE DULY SERVED IF MAILED BY REGISTERED MAIL, POSTAGE PREPAID, TO THE PARTIES AT THEIR RESPECTIVE ADDRESS DESCRIBED IN SECTION 11.3 HEREOF.

Section 11.6 Counterparts. This Agreement may be executed in two or more fully or partially executed counterparts, each of which will be deemed an original binding the signer thereof against the other signing parties, but all counterparts together will constitute one and the same instrument.

Section 11.7 Entire Agreement. This Agreement and any other document to be furnished pursuant to the provisions hereof embody the entire agreement and understanding of the parties hereto as to the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to in such documents. This Agreement and such documents supersede all prior agreements and understandings among the parties with respect to the subject matter hereof.

Section 11.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or affecting the validity or enforceability of any of the terms or provisions of this Agreement and the parties further hereby agree that any terms of this Agreement held unenforceable shall be automatically revised to terms which the court has found to be enforceable; provided, however, that such revision may not in any event deprive any party of a material benefit of this Agreement. Any such unenforceable term or provision determined by any one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.9 Attorney Fees. If any action is brought by any party to this Agreement to enforce or interpret its terms or provisions, the substantially prevailing Party will be entitled to reasonable attorney fees and costs incurred in connection with such action prior to and at trial and on any appeal therefrom.

Section 11.10 Payment of Fees and Expenses. Each party to this Agreement will be responsible for, and will pay, all of its own fees and expenses, including those of its counsel and accountants, incurred in the negotiation, preparation, and consummation of this Agreement and the transaction contemplated hereunder.

Section 11.11 Confidential Information. The parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to Permitted Outside Parties or as required by law. No party shall make any public disclosure of the specific terms of this Agreement or press release or similar public announcement or communication (unless specifically approved in advance in writing by both Buyer and Seller), except as required by law (including SEC regulations and NYSE requirements). In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it will have access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof, and not duplicate or use such information, except to Permitted Outside Parties in connection with the transactions contemplated hereby. In the event of the termination of this Agreement for any reason whatsoever, Buyer shall return to Seller, all documents, work papers, engineering and environmental studies and reports and all other materials (including all copies thereof obtained from Seller in connection with the transactions contemplated hereby), and each party shall use its best efforts, including instructing its employees and others who have had access to such information, to keep confidential and not to use any such information. Except as required by applicable law, neither party shall issue any press release or make any statement to the media without the other party’s consent, which consent shall not be unreasonably withheld. The provisions of this Section 11.11 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

Section 11.12 No Joint Venture. Nothing set forth in this Agreement shall be construed to create a joint venture between Buyer and Seller.

Section 11.13 Waiver of Jury Trial. Each party to this Agreement hereby expressly waives any right to trial by jury of any claim, demand, action or cause of action (each, an “Action”) (a) arising out of this Agreement, including any present or future amendment thereof or (b) in any way connected with or related or incidental to the dealings of the parties or any of them with respect to this Agreement (as hereafter amended) or any other instrument, document or agreement executed or delivered in connection herewith, or the transactions related hereto or thereto, in each case whether such Action is now existing or hereafter arising, and whether sounding in contract or tort or otherwise and regardless of which party asserts such Action; and each party hereby agrees and consents that any such Action shall be decided by court trial without a jury, and that any party to this Agreement may file an original counterpart or a copy of this Section 11.13 with any court as written evidence of the consent of the parties to the waiver of any right they might otherwise have to trial by jury.

Section 11.14 Limited Liability. Neither the members, managers, employees or agents of Seller, nor the shareholders, officers, directors, employees or agents of any of them shall be liable under this Agreement and all parties hereto shall look solely to the assets of Seller and the Deposit for the payment of any claim or the performance of any obligation by Seller. Neither the members, managers, employees or agents of Buyer, nor the shareholders, officers, directors, employees or agents of any of them shall be liable under this Agreement and all parties hereto shall look solely to the assets of Buyer and the Deposit for the payment of any claim or the performance of any obligation by Buyer.

Section 11.15 Time of Essence. Time is of the essence of this Agreement.

Section 11.16 No Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, nor shall a waiver in any instance constitute a waiver in any subsequent instance. No waiver shall be binding unless executed in writing by the party making the waiver.

Section 11.17 No Recordation. Seller and Buyer hereby acknowledge that neither this Agreement nor any memorandum or affidavit thereof shall be recorded with the county recorder of the applicable Texas counties where the Land is located, or anywhere else. Should Buyer ever record or attempt to record this Agreement, or a memorandum or affidavit thereof, or any other similar document, then, notwithstanding anything herein to the contrary, said recordation or attempt at recordation shall constitute a default by Buyer hereunder, and, in addition to the other remedies provided for herein, Seller shall have the express right to terminate this Agreement by filing a notice of said termination in the proper place for said filing.

Section 11.18 Tax Disclosures. Notwithstanding anything in this Agreement to the contrary, in accordance with Section 1.6011-4(b)(3)(iii) of the Treasury Regulations, Buyer and Seller (and each employee, representative, or other agent of Buyer and Seller) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to Buyer or Seller relating to such tax treatment and tax structure. However, any information relating to tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent, but only to the extent, reasonably necessary to enable Buyer and Seller to comply with applicable securities laws. For purposes hereof, “tax structure” means any fact that may be relevant to understanding the federal income tax treatment of the transaction.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SELLER:	GOLF COURSE PARTNERS, LTD., a Texas limited partnership

	By:	EVERGREEN ALLIANCE GOLF LIMITED, L.P., a Delaware limited partnership, its general partner

		By:	EAGL GP, LLC,
a Delaware limited liability
company, its general partner

		By:	/s/ Patrick K. Fox
		Name:	Patrick K. Fox
		Title:	Vice President

EAGL ACQUISITION HOLDINGS, L.P., a Delaware limited partnership, its general partner

		By:	EAGL Acquisition GP, LLC,
a Delaware limited liability
company, its general partner

		By:	/s/ Patrick K. Fox
		Name:	Patrick K. Fox
		Title:	Vice President

EAGL MANSFIELD, L.P., a Delaware limited partnership

	By:	EAGL Mansfield GP, LLC, its general partner

		By:	/s/ Patrick K. Fox
		Name:	Patrick K. Fox
		Title:	Vice President

EVERGREEN ALLIANCE GOLF LIMITED, L.P., a Delaware limited partnership

		By:	/s/ Patrick K. Fox
		Name:	Patrick K. Fox
		Title:	Vice President

BUYER:	CNL INCOME PARTNERS, LP, a Delaware limited partnership

	By:	/s/ Tammie A. Quinlan
	Name:	Tammie A. Quinlan
	Title:	Executive Vice President

EAGL PARENT joins herein for the purposes of the representations and warranties it give in Section 7.2 and shall only be included with the term “Seller” for provisions which relate to the representations and warranties of Section 7.2.

EAGL PARENT:	WESTBROOK EAGL PARENT, L.L.C. a Delaware limited liability company

	By:	/s/ Patrick K. Fox
	Name:	Patrick K. Fox
	Title:	Vice President

ESCROW AGENT:

The Escrow Agent is executing this Agreement to evidence its agreement to hold the Deposit and act as escrow agent in accordance with the terms and conditions of this Agreement.

THE TALON GROUP, A DIVISION OF FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Title:

EXHIBITS TO AGREEMENT OF SALE AND PURCHASE

BETWEEN

GOLF COURSE PARTNERS, LTD.,

a Texas limited partnership (“Lake Seller”) and

EAGL MANSFIELD, L.P.,

a Delaware limited partnership (“Mansfield Seller”)

(collectively “Seller”)

and

CNL INCOME PARTNERS, LP

(“Buyer”)

EXHIBITS

LAKE LAND	A-1
MANSFIELD LAND	A-2
LAKE PERSONAL PROPERTY	B-1
MANSFIELD PERSONAL PROPERTY	B-2
EXISTING SURVEYS	C
ASSIGNMENT AND ASSUMPTION OF LAKE CONCESSION AGREEMENT FORM	D
ASSIGNMENT AND ASSUMPTION OF MANSFIELD AGREEMENT FORM	E
INTENTIONALLY OMITTED	F
BILL OF SALE AND ASSIGNMENT AGREEMENT FORM	G
ASSIGNMENT OF APPROVED CONTRACTS FORM	H
ASSIGNMENT OF WATER DOCUMENTS FORM	I
ASSIGNMENT OF WARRANTIES AND GUARANTIES AND
LICENSES AND PERMITS FORM	J
ASSIGNMENT AND ASSUMPTION OF COWBOYS GP INTEREST	K
ASSIGNMENT AND ASSUMPTION OF COWBOYS LP INTEREST	L

SCHEDULES

ARMY CORPS LEASE	1.1.3
LAKE CONTRACTS	1.1.22(a)
ADVANCE BOOKINGS AT THE LAKE PARK GOLF CLUB	1.1.22(a)(i)
MANSFIELD CONTRACTS	1.1.22(b)
ADVANCE BOOKINGS AT THE MANSFIELD NATIONAL GOLF CLUB	1.1.22(b)(i)
GOLF PLAY AGREEMENTS	1.1.22(c)
EAGL CONTRACTS	1.1.22(d)
COWBOYS CONTRACTS	1.1.23(a)
ADVANCE BOOKINGS AT COWBOYS GOLF CLUB	1.1.23(a)(i)
EXCLUDED PROPERTY	1.1.44
MANSFIELD DEVELOPMENT AGREEMENT	1.1.75
LAKE CONCESSION AGREEMENT	2.1.1
MANSFIELD LEASE AGREEMENT	2.2.1
LICENSES AND PERMITS	4.2(a)
LIQUOR LICENSES	4.2(b)
EXCLUDED PROPERTY RECORDS	4.4
CONSENTS	4.10
LITIGATION	7.1(d)
TAXES	7.1(j)
LITIGATION AGAINST EAGL OR COWBOYS INTEREST	7.2(f)
INSURANCE MINOR LOSS	11.2.1
INSURANCE MAJOR LOSS	11.2.2